Exhibit 2

Execution Copy

PURCHASE AND SALE AGREEMENT
between
Sempra Solar Portfolio Holdings, LLC

as Seller
and
CED Southwest Holdings, Inc.
as Buyer
Dated as of September 20, 2018

i

Section 4.2	Authorization	32
Section 4.3	Noncontravention	32
Section 4.4	Brokers' Fees	32
Section 4.5	Litigation	32
Section 4.6	No Additional Representations and Warranties	32

SCHEDULES
Schedule A    JV Projects
Schedule B    Non-JV Projects
Schedule C    Accounting Principles
Schedule D    Applicable Percentages

Buyer Disclosure Schedule
Seller Disclosure Schedule

EXHIBITS
Exhibit A    Form of Buyer Parent Guaranty
Exhibit B    Form of Seller Parent Guaranty
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Form of FIRPTA Certificate
Exhibit E    Transition Services Agreement
Exhibit F    Capital Expenditures Budget
Exhibit G    Licensing Option Agreement

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is entered into as of September 20, 2018, by and between Sempra Solar Portfolio Holdings, LLC, a Delaware limited liability company (“Seller”), and CED Southwest Holdings, Inc., a New York corporation (“Buyer”). Each of Seller and Buyer is, individually, a “Party,” and, collectively, they are the “Parties.”
W I T N E S E T H :
WHEREAS, Seller owns all of the issued and outstanding Interests of Sempra Solar Holdings, LLC, a Delaware limited liability company (the “Company,” and such Interests, the “Company Interests”);
WHEREAS, the Company indirectly owns fifty percent (50%) of the issued and outstanding membership interests in certain limited liability companies in which Buyer and/or its Affiliates currently owns, directly or indirectly, the remaining fifty percent (50%) of the issued and outstanding membership interests, each of which is set forth on Schedule A (such limited liability companies and their direct or indirect wholly-owned subsidiaries, the “JV Project Companies”), that indirectly own certain solar energy generation facilities and a wind generation facility;
WHEREAS, the Company directly or indirectly owns all of the issued and outstanding membership interests (other than those direct or indirect interests held by tax equity investors) in the limited liability companies set forth on Schedule B (the “Non‑JV Project Companies”), including the limited liability companies that own the Company’s indirect interest in the JV Project Companies but excluding the JV Project Companies, that indirectly own renewable energy generation facilities and certain development stage solar and energy storage assets;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Company Interests, on the terms and subject to conditions set forth herein;
WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Consolidated Edison, Inc., a New York corporation (“Buyer Parent”), and Seller are entering into a guaranty in the form attached hereto as Exhibit A (the “Buyer Parent Guaranty”); and
WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Seller, Seller Parent and Buyer are entering into a guaranty in the form attached hereto as Exhibit B (the “Seller Parent Guaranty”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

Article I.

DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“3-Month LIBOR Rate” means the rate per annum equal to the London Interbank Offered Rate, or, if the London Interbank Offered Rate is not available, a comparable or successor rate approved jointly by Buyer and Seller, each acting in its reasonable discretion, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated jointly by Buyer and Seller, each acting in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the date of determination, for Dollar deposits (for delivery on the date of determination) with a term equivalent to three months.
“Accounting Principles” means GAAP (defined below), consistently applied in accordance with Seller’s past practices, as modified by the adjustments, principles and methodologies set forth on Schedule C, and applied to the entities set forth on Schedule C for purposes of calculating Adjusted Working Capital and the Interim Cash Contributions Amount. For illustrative purposes only, Schedule C also includes a calculation of the Adjusted Working Capital and the Interim Cash Contributions Amount, assuming for purposes of such calculation that the Closing Date was July 31, 2018. For further clarification, if alternative methodologies, principles and adjustments exist for calculating Cash or current asset or current liability balances under GAAP, then the methodologies, principles and adjustments utilized on Schedule C shall apply and control.
“Action” means any action, suit, proceeding or investigation by or before any court or other Governmental Authority.
“Adjusted Working Capital” means an amount, which may be positive or negative, calculated in accordance with the Accounting Principles and otherwise in accordance with Schedule C, equal to the assets minus the liabilities identified in Schedule C, in each case as adjusted as set forth on Schedule C. Adjusted Working Capital shall not include (i) assets or liabilities not identified in Schedule C (including assets and liabilities identified on the Financial Statements, but not identified in Schedule C), or (ii) proceeds of insurance claims from casualty events occurring after the date hereof.
“Adjustment Amount” means an amount, which may be positive or negative, calculated in accordance with the Accounting Principles and otherwise in accordance with Schedule C, equal to Preliminary Adjusted Working Capital minus Closing Date Adjusted Working Capital plus, without duplication of any amount otherwise included in the Adjustment Amount, the Interim Cash Contribution Amount.
“Adverse ITC Impact” means any recapture of any ITC claimed by Buyer or any Affiliate of Buyer (excluding any Non-JV Project Company) with respect to any facility owned by any JV Project Company.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided that, notwithstanding the foregoing, the JV Project Companies shall not be deemed an “Affiliate” of either party prior to the Closing Date for purposes of this Agreement.
“Affiliate Contract” means any Contract between Seller or any of its Affiliates other than a Company Entity, on the one hand, and any Company Entity, on the other hand, excluding any Intercompany Accounts which shall have been paid, settled, netted, cancelled, forgiven or released pursuant to Section 6.12.
“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Applicable Percentage” means, with respect to any Company Entity, the percentage set forth opposite such Company Entity on Schedule D.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement by and between Buyer and Seller, substantially in the form of Exhibit C.
“Balance Sheet Date” means December 31, 2017.
“Base Purchase Price” means $1,540,000,000.
“Benefit Plan” means each material employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other material benefit plan, in each case, sponsored or maintained by Seller Parent or any of its Subsidiaries, excluding any such plan required by applicable Law or sponsored, in whole or in part, by any Governmental Authority or any collective bargaining agreement.
“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer 401(k) Plan” has the meaning set forth in Section 6.10(g).
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof and attached hereto.
“Buyer Financing” has the meaning set forth in Section 6.18(d).

“Buyer Indemnified Parties” means Buyer, any Affiliate of Buyer (including, from and after the Closing, any Company Entity), and any officer, director, manager, employee, agent and representative of Buyer or any Affiliate of Buyer.
“Buyer Parent” has the meaning set forth in the recitals to this Agreement.
“Buyer Parent Guaranty” has the meaning set forth in the recitals to this Agreement.
“Buyer Plans” has the meaning set forth in Section 6.10(d).
“Buyer’s Cafeteria Plan” has the meaning set forth in Section 6.10(f).
“CAISO” means the California Independent System Operator Corporation and any successor entity.
“California Property Tax Assessment Event” means any potential, impending or actual tax assessment or reassessment for purposes of computing real or personal property Taxes in the State of California including any Liabilities or penalties arising therefrom or related thereto, and including any increase in the assessed value of any facility (or components thereof) or real property rights owned by any Company Entity and any termination of the California Section 73 Exclusion for any facility owned by any Company Entity resulting from the transactions contemplated by this Agreement.
“California Section 73 Exclusion” means the California solar property tax new construction exclusion found in Section 73 of the California Revenue & Taxation Code.
“Cap” has the meaning set forth in Section 8.2(e).
“Cash” means all cash and cash equivalents (including all restricted cash), including any checks received and not yet deposited, but excluding any checks issued but not yet drawn.
“Claim Notice” means written notification pursuant to Section 8.3(a) of a Third Party Claim as to which indemnity under Section 8.2 is sought by an Indemnified Party, specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such Third Party Claim.
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Adjustment Certificate” means a certificate signed by an officer of Seller setting forth Seller’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.
“Closing Date” means the date the Closing occurs pursuant to Section 2.3(a).
“Closing Date Schedule Supplement” has the meaning set forth in Section 10.5(b).

“Closing Date Adjusted Working Capital” means Adjusted Working Capital as of immediately prior to the Closing (without giving effect to the Closing).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Employee” means each current employee (including individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of Seller Parent or its Affiliates, and each employee hired between the date hereof and the Closing, in each case who is engaged in providing services to the Company Entities; provided, however, that the parties may mutually agree between the date hereof and Closing to exclude certain of such individuals from being considered Company Employees.
“Company Entities” means the Company and each Subsidiary of the Company.
“Company Interests” has the meaning set forth in the recitals to this Agreement.
“Company Owned IP” has the meaning set forth in Section 3.21(a).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 26, 2018, as amended August 17, 2018, between Consolidated Edison Development, Inc. and Sempra Renewables, LLC.
“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Continuing Employees” has the meaning set forth in Section 6.10(b).
“Contract” means any written agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.
“Contracting Party” has the meaning set forth in Section 10.11.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.
“Damages” means all losses, claims, damages, payments, costs and expenses (including costs and expenses of Actions), amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in prosecuting or defending against any such Actions.
“Debt to Equity Conversion” means the conversion, in one or more transactions, of any intercompany loans to the Company Entities by Seller or any of its Affiliates (other than any Company Entity) into equity interests in the Company Entities, or of intercompany loans to the Seller or any of its Affiliates (other than any Company Entity) by the Company Entities into distributions from the Company Entities.

“Deductible” has the meaning set forth in Section 8.2(c).
“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.
“Dispute” means any controversy, claim or dispute that arises out of or in connection with this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, whether the same is based on rights, privileges or interests recognized by or based upon statute, contract, agreement (whether written or oral), tort, common law or other applicable Law.
“Dispute Period” has the meaning set forth in Section 8.3(b).
“Due Diligence Materials” means those documents and materials made available to Buyer, its Affiliates and their Representatives prior to the date hereof in the Intralinks virtual data room regarding the Company Entities and any written questions and answers exchanged between Buyer and its Affiliates and Seller and its Affiliates prior to the date hereof with respect thereto.
“Environmental Law” means any Applicable Law, including provisions of common law, relating to the regulation or protection of natural resources, conservation, human health (only to the extent related to the exposure to Hazardous Materials), safety, or the environment, including, without limitation, any Applicable Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, soil, surface water, ground water, wetlands, structures and improvements, land or subsurface strata), or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. “Environmental Laws” include, without limitation the Endangered Special Act, 16 U.S.C. § 1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901, the Comprehensive Environmental Response, Compensation, and Liability Act 42 U.S.C. §9601 et seq., and the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq., and any similar or implementing federal, state or local law.
“Environmental Representations” has the meaning set forth Section 8.1.
“Excess Payment” has the meaning set forth in Section 2.4(e)(i).
“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA 2005 and applicable FERC rules and regulations, as amended from time to time.
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Final Adjustment Certificate” has the meaning set forth in Section 2.4(d).
“Final Allocation” has the meaning set forth in Section 2.5(b).
“Final Settlement Date” has the meaning set forth in Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 3.6(a).
“FIRPTA Certificate” means a certificate of non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b)(2), substantially in the form attached hereto as Exhibit D.
“FPA” means the Federal Power Act, as amended, and FERC’s implementing rules and regulations promulgated thereunder.
“Fundamental Representation” has the meaning set forth in Section 8.1.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, or non-governmental body administering or regulating wholesale electric, capacity and/or ancillary services markets or electric transmission systems, including CAISO or NERC, in each case with competent jurisdiction; provided, however, that (i) for purposes of this definition the U.S. Department of Energy shall not be deemed to be a Governmental Authority and (ii) any entity acting in its capacity as a contractual counterparty to a Material Contract of any of the Company Entities shall not when acting in such capacity be deemed to be a “Governmental Authority” within the meaning of this definition.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of any Governmental Authority.
“Great Valley Solar Project” means the Project, as defined in that certain Membership Interest Purchase Agreement between Great Valley Solar Portfolio Holdings, LLC and Wells Fargo Central Pacific Holdings, Inc. dated as of October 18, 2017.
“Hazardous Material” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum by-products or wastes, and (b) any material, waste or substance that is defined, listed or identified as “hazardous” or “toxic” under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing, (d) any swap, collar, cap or other Contracts the principal purpose of which is to benefit from or reduce or eliminate the risk of fluctuations in interest rates or currencies, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities other than trade payables, (f) any capital lease obligations, and (g) any guaranty of any of the foregoing.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.
“Indemnifying Party” means a Person from which or whom indemnification is being sought pursuant to Article VIII hereof.
“Indemnity Notice” means written notification in accordance with Section 8.3(b) of a claim for indemnity under Section 8.2 by an Indemnified Party, specifying in reasonable detail, together with supporting documentation to the extent available, the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.
“Indemnity Reduction Amounts” has the meaning set forth in Section 8.2(f).
“Independent Accounting Firm” means Ernst & Young LLP; provided, that in the event that the designated Independent Accounting Firm refuses to accept the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.
“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents, patent applications, utility models, and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing and (d) trade secrets and proprietary rights in technology, know-how, software, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research.
“Intercompany Accounts” means any intercompany accounts of any Company Entity with Seller or its Affiliates (excluding any Company Entity), including payables, receivables, income taxes or Indebtedness.
“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interest in such Person.
“Interim Balance Sheets” has the meaning set forth in Section 3.6(a).

“Interim Cash Contributions Amount” means, without duplication, the aggregate amount of any transfers of Cash, whether by contribution, loan, advance, investment or otherwise, made by Seller or any of its Subsidiaries or Affiliates (other than a Company Entity) to any Company Entity, or otherwise made on behalf of, or for the account of, a Company Entity, at any time after the date of this Agreement, but prior to the Closing Date, in connection with the activities contemplated by Section 6.1(a)(A)(x), but subject to the limitations set forth in Section 6.1(b).
“Interim Period” has the meaning set forth in Section 6.1(a).
“IRS” means the United States Internal Revenue Service.
“ITC” means the investment tax credit provided pursuant to Section 48 of the Code.
“JV Project Companies” has the meaning set forth in the recitals to this Agreement.
“Knowledge” means, with respect to Seller, the actual knowledge (as opposed to any constructive or imputed knowledge) of any individual set forth on Section 1.1(a) of the Seller Disclosure Schedule, without any obligation of inquiry or investigation, and, with respect to Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of any individual set forth on Section 1.1(a) of the Buyer Disclosure Schedule, without any obligation of inquiry or investigation.
“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances, rulings of any Governmental Authority and all applicable Governmental Orders.
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Licensing Option Agreement” has the meaning set forth in Section 6.17.
“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.
“Material Adverse Effect” means: (a) with respect to the Company Entities, any change, event, occurrence or development that has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Company Entities operate (including the electric generating, transmission or distribution industries), whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local renewable energy industry or wholesale or retail markets for electric power, power generation, power transmission or other fuel supply or transportation or related products and operations, including those due to actions by competitors and regulators, (iii) changes in general economic, regulatory or political conditions, including any acts of war or terrorist activities, (iv) changes in international, national, regional, state, provincial or local electric transmission or distribution systems generally, (v) changes in the markets for or costs of electricity, generally, (vi) effects of weather, meteorological conditions or events or other natural disasters or the operating performance of the Projects associated with such weather or meteorological conditions, events or other natural disasters (other than such weather or meteorological conditions that cause damage or destruction to any of the energy generation facilities operated by the Company Entities) , (vii) changes in Law or regulatory policy (including environmental Laws and, for the avoidance of doubt, the U.S. Department of Energy’s Loan Guarantee Program, any renewable Portfolio Standard, the Code or Treasury Regulations, the cash grant program under section 1603 of the American Recovery and Reinvestment Act of 2009, as amended, import tariffs on solar panels, wind turbines or related equipment or the National Environmental Policy Act of 1969 and the rules and regulations promulgated thereunder) or the interpretation or enforcement thereof, (viii) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (ix) the announcement, negotiation, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Subsidiaries or Affiliates or the JV Project Companies or any communication by Buyer or any of its Subsidiaries or Affiliates or the JV Project Companies regarding plans, proposals or projections with respect to the Company Entities (including any impact on the relationship of the Company Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners), (x) changes in accounting requirements or principles, (xi) labor strikes, requests for representation, organizing campaigns, work stoppages, slowdowns or other labor disputes, (xii) new or proposed generating facilities and their effect on pricing or transmission, (xiii) actions or omissions expressly required or permitted to be taken or not taken by the Company Entities in accordance with this Agreement or the other Transaction Documents or requested, or consented to, by Buyer or any of its Subsidiaries or Affiliates, (xiv) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Subsidiaries or Affiliates, (xv) changes in or effects on the assets or properties of the Company Entities which are cured (including the payment of money) by Seller or any Company Entity, (xvi) failure by Seller or any Company Entity to meet any projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (xvi) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition), (xvii) a PG&E Condition or Bankruptcy Event, (xviii) (reserved), (xix) any deterioration, diminution, or decline in financial condition of any offtaker or other revenue counterparty that does not amount to an event of default under a Material Contract, or (xx) a California Property Tax Assessment Event; but in the case of clauses (a)(i) through (viii), and (x) and (xi), only to the extent that such change, event, occurrence or development described in clauses (a)(i) through (viii), and (x) and (xi), do not materially disproportionately impact the Company Entities, taken as a whole, relative to other similarly situated industry participants; (b) with respect to Buyer, any event, occurrence or circumstance that would reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement; and (c) with respect to Seller, any event, occurrence or circumstance that would reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement.
“Material Contracts” means the following Contracts to which any Company Entity (or, for purposes of Section 3.2 and Section 3.12, the Non-JV Company Entities only), is a party and which are in effect on the date hereof: (a) each interconnection Contract; (b) each Contract for the purchase, sale or delivery of energy, capacity or ancillary services; (c) each Contract for the transmission of electricity; (d) each swap, exchange, commodity option or hedging Contract; (e) each operation, maintenance and management Contract that is material to the operation of any project owned by any Company Entity; (f) each Contract (other than any Benefit Plan or Real Property Agreement) which provides for aggregate future payments to or from any Company Entity in excess of $1,000,000; (g) each Contract which contains any covenant which restricts any of the Company Entities from competing or engaging in the wind or solar energy generation or storage business; (h) each Contract under which any Company Entity has (1) created, incurred, assumed or guaranteed any outstanding Indebtedness, (2) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness or (3) extended credit to any Person (other than ordinary course trade receivables) in an amount in excess of $500,000 of committed credit; (i) each Affiliate Contract; (j) each Contract establishing any joint venture, co-tenancy or shared facilities relationship; (k) each Contract providing for leveraged lease arrangements; (l) each Contract providing for material product warranty or repair obligations with respect to panels, inverters, trackers or turbines, (m) each Contract of employment that is not terminable without penalty upon 90 days' notice or less; (n) each Contract settling litigation within the past three (3) years; and (p) each Contract which grants any power of attorney to any Person.
“MBR Authority” means authorization granted by FERC pursuant to Section 205 of the FPA and the rules and regulations of FERC to sell electric energy, capacity or ancillary services at market-based rates, and granting such regulatory waivers and blanket authorizations as are customarily granted to persons with such authority, including blanket authorization to issue securities and assume liabilities and obligations pursuant to Section 204 of the FPA.
“NERC” means the North American Electric Reliability Corporation, and any successor reliability entity.
“Non-JV Company Entities” means all of the Company Entities other than the JV Project Companies.
“Non-JV Project Companies” has the meaning set forth in the recitals to this Agreement.
“Non-Recourse Persons” has the meaning set forth in Section 10.11.
“Notice of Disagreement” has the meaning set forth in Section 2.4(c).
“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Parties” has the meaning set forth in the preamble to this Agreement.
“Pre-Closing Returns has the meaning set forth in Section 6.7(b).
“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens disclosed in the Financial Statements, (h) any Liens disclosed on title reports or surveys included in the Due Diligence Materials, (i) other Liens securing Indebtedness and other liabilities which are listed on Schedule 1.1(b) of the Seller Disclosure Schedule, (j) with respect to the Real Property, all exceptions, restrictions, easements, imperfections of title, charges, covenants, rights of way, zoning ordinances and similar encumbrances which, with respect to Real Property Agreements necessary for operations by such Non-JV Company Entity, do not individually or in the aggregate materially interfere with the current use of the real property subject thereto by such Non-JV Company Entity, and which, with respect to Owned Real Property do not materially impair the current or permitted use, occupancy or value of such Owned Real Property, (k) Liens in favor of another Company Entity, (l) Liens arising under or created by any Material Contract or Transaction Document (other than as a result of a breach or default under such Material Contract or Transaction Document), (m) any right, interest, lien, title or other Lien of a lessor or sublessor in the leased property under any lease or other similar agreement included in the Due Diligence Materials, and (n) Liens listed on Section 1.1(b) of the Seller Disclosure Schedule.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority.
“PG&E Condition or Bankruptcy Event” means the results of operations, financial condition or prospects of, or any potential, impending or actual bankruptcy or insolvency of, PG&E Corporation or any of its Subsidiaries, including, but not limited to, Pacific Gas and Electric Company, and any direct or indirect consequences thereof, including the filing of any bankruptcy or insolvency proceedings related thereto, any credit downgrade and any consequence of any of the foregoing with respect to any Contract to which any Company Entity is a party.
“Pre-Closing Return” has the meaning set forth in Section 6.7(b).

“Preliminary Adjustment Certificate” means a certificate signed by an officer of Seller setting forth Seller’s calculation of the Preliminary Adjusted Working Capital, together with reasonable supporting calculations and documentation.
“Preliminary Purchase Price” means the Base Purchase Price, plus the Preliminary Adjusted Working Capital, if the Preliminary Adjusted Working Capital is a positive number, or minus the absolute value of the Preliminary Adjusted Working Capital, if the Preliminary Adjusted Working Capital is a negative number.
“Preliminary Adjusted Working Capital” means Adjusted Working Capital as of the last day of the most recent month prior to the Closing Date for which the accounting cycle for all of the Company Entities has been concluded and the general ledgers of all of the Company Entities have been closed not later than three (3) Business Days prior to the Closing Date.
“Proposed Allocation” has the meaning set forth in Section 2.5(b).
“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing rules and regulations promulgated thereunder.
“Purchase Price” has the meaning set forth in Section 2.2.
“QF” means a facility which is a “qualifying small power production facility” or a “qualifying cogeneration facility” within the meaning of Section 3 of the FPA and FERC’s implementing rules and regulations promulgated thereunder.
“Real Property Agreements" has the meaning set forth in Section 3.10(b).
“Releasor” has the meaning set forth in Section 8.4(b).
“Releasee” has the meaning set forth in Section 8.4(b).
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, consultants, advisors or other Persons acting on behalf of such Person.
“Restructuring” has the meaning set forth in Section 6.1(a).
“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller 401(k) Plans” has the meaning set forth in Section 6.10(g).
“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof and attached hereto, as may be supplemented in accordance with the terms hereof.
“Seller Indemnified Parties” means Seller, any Affiliate of Seller, and any officer, director, manager, employee, agent and representative of Seller or any Affiliate of Seller.
“Seller Parent” means Sempra Energy, a California corporation.
“Seller Parent Guaranty” has the meaning set forth in the recitals to this Agreement.
“Seller’s Cafeteria Plan” has the meaning set forth in Section 6.10(f).
“Seller’s Counsel” has the meaning set forth in Section 10.13(a).
“Shortfall Payment” has the meaning set forth in Section 2.4(e).
“Solvent” means, when used with respect to Buyer, that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of Buyer will, as of such date, exceed (i) the value of all “liabilities of Buyer, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with federal Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of Buyer on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) Buyer will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it intends to engage or proposes to be engaged following the Closing Date, and (c) Buyer will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that Buyer will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Return” has the meaning set forth in Section 6.7(b).

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries, including for the avoidance of doubt, each of the Non-JV Project Companies and the JV Project Companies.
“Support Obligations” means any and all obligations or Liabilities relating to the guaranties, letters of credit, bonds, cash deposits and other credit assurances of a comparable nature made or issued by or on behalf of Seller or any of its Affiliates (other than any Company Entity)and listed or described to Seller’s Knowledge on Section 1.1(c) of the Seller Disclosure Schedule, which may be updated by Seller up to five (5) Business Days prior to the Closing to include credit support posted pursuant to any Material Contract during the period after the date hereof by giving written notice to Buyer thereof in accordance with Section 10.3 and upon such updating Section 1.1(c) of the Seller Disclosure Schedule shall be deemed amended to reflect such update for all purposes of this Agreement.
“Surviving Covenant” has the meaning set forth in Section 8.1.
“Tax” means any federal, state, local, or foreign tax, charge, duty, fee, levy or other assessment, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add‑on minimum, estimated, or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Equity ITC Indemnity Claim” means indemnity or hold harmless claim against Buyer or any Affiliate of Buyer (including the Company Entities after the Closing) under any of the Tax Equity Transaction Documents for any disallowance, reduction or recapture of any ITC or disallowance or reduction of any depreciation deductions under Section 168 of the Code claimed on the developer’s premium paid with respect to the applicable Tax Equity Solar Project as a result of any breach of the Tax Equity Transaction Documents by Seller or any Affiliate of Seller (including the Company Entities prior to the Closing) prior to the Closing, including without limitation any Class A Claims (as such term is defined in each Tax Equity LLCA) and any Class A Equity Investor Claims (as such term is defined in each Tax Equity MIPA), but excluding, for the avoidance of doubt, any claims arising from or attributable to (i) any action or inaction of Buyer or any Affiliate of Buyer (including the Company Entities after the Closing), (ii) any tax status or classification of Buyer or any Affiliate of Buyer (including the Company Entities after the Closing) or (iii) any event or circumstance occurring or arising after the Closing.
“Tax Equity LLCA” means each of (a) the CMMS Solar Portfolio Holdings, LLC Amended and Restated Limited Liability Company Agreement dated as of July 20, 2016 and (b) Fifth Amended and Restated Limited Liability Company Agreement of Great Valley Solar Portfolio Holdings, LLC, dated as of December 29, 2017, as amended by that certain First Amendment to Fifth Amended and Restated Limited Liability Company Agreement, dated as of April 24, 2018.

“Tax Equity MIPA” means each of (a) the Membership Interest Purchase Agreement between CMMS Equity Holdings, LLC and Wells Fargo Wind Holdings LLC dated as of May 10, 2016 and (b) the Membership Interest Purchase Agreement between Great Valley Solar Portfolio Holdings, LLC and Well Fargo Central Pacific Holdings, Inc. dated as of October 18, 2017.
“Tax Equity Solar Project” means each Project, as defined in each Tax Equity MIPA.
“Tax Equity Transaction Documents” means the “Transaction Documents” as defined in each Tax Equity MIPA.
“Tax Proceeding” has the meaning set forth in Section 6.7(e).
“Tax Refund” has the meaning set forth in Section 6.7(f).
“Tax Representations” has the meaning set forth in Section 8.1.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority (or political subdivision thereof) that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Claim” has the meaning set forth in Section 8.3(a).
“Trademarks” means all trademarks, service marks, trade dress, logos, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.
“Transaction Documents” means this Agreement, the Buyer Parent Guaranty, the Seller Parent Guaranty, the Transition Services Agreement, the Assignment Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer or gains Taxes, but excluding any net income Taxes.
“Transition Services Agreement” means the Transition Services Agreement by and between Buyer and Seller substantially in the form of Exhibit E.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
Section 1.2    Terms Generally.
(a)    The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)    Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)    The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.
(e)    The word “or” has the inclusive meaning represented by the phrase “and/or.”
(f)    Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(g)    Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(h)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.
(i)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(j)    Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(k)    All monetary figures shall be in United States dollars unless otherwise specified.
ARTICLE II.

PURCHASE AND SALE OF THE COMPANY INTERESTS
Section 2.1    Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer free and clear of all Liens (other than any restrictions on sales of securities under applicable securities Laws), all of the Company Interests at the Closing, for the consideration specified in Section 2.2.
Section 2.2    Purchase Price. At the Closing, Buyer shall pay in immediately available funds by wire transfer the Preliminary Purchase Price to an account or accounts that have been designated by Seller to Buyer in writing prior to the Closing (such Preliminary Purchase Price, as adjusted in accordance with Section 2.4 and Section 8.6, shall be the “Purchase Price”).
Section 2.3    Closing.
(a)    Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (or remotely via the electronic exchange of closing deliveries), commencing at 10:00 a.m. local time (a) on the day that is two (2) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (b) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The Closing shall be effective for all purposes at 11:59 p.m. local time on the Closing Date.
(b)    At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)    a signature page counterpart to the Assignment and Assumption Agreement, duly executed by Seller;
(ii)    evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of the Company Entities appointed or designated to such positions by Seller or its Affiliates with respect to whom Buyer has delivered written notice requesting resignation or removal at least ten (10) Business Day prior to the Closing;
(iii)    a duly executed FIRPTA Certificate and any additional certification of non-foreign status required pursuant to Code Section 1446(f) in the form prescribed by Notice 2018-29; provided, that Buyer’s sole right if Seller fails to provide such certificates shall be to make appropriate withholding under Sections 1445 and 1446 of the Code;

(iv)    a signature page counterpart to the Transition Services Agreement, duly executed by Seller;
(v)    the certificate referred to in Section 7.3(c);
(vi)    certificates, dated as of the Closing Date, of an officer of Seller and each Affiliate of Seller that is party to a Transaction Document certifying, in each case, (A) that appended to such certificate is a true and correct copy of the resolutions of the management committee or other authorizing body, as appropriate, of such entity, authorizing the execution, delivery and performance of each Transaction Document to be executed, delivered and performed by such entity pursuant hereto; (B) the names and signatures of the duly elected or appointed officer(s) of such entity who are authorized to execute and deliver the Transaction Documents to which such entity is a party; (C) true and complete copies of the organizational documents of such entity; and (D) a certificate of the relevant Governmental Authority of its jurisdiction of formation as to the good standing of such entity as of a date as close to the Closing Date as reasonably practicable; and
(vii)    a copy of the certificate of formation or equivalent formation document of each of Seller and its Affiliates party to a Transaction Document certified by the relevant Governmental Authority of its jurisdiction of formation as of a date as close to the Closing Date as is reasonably practicable.
(c)    At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
(i)    a signature page counterpart to the Transition Services Agreement, duly executed by Buyer;
(ii)    A signature page counterpart to the Assignment and Assumption Agreement;
(iii)    the certificate referred to in Section 7.2(d);
(iv)    certificates, dated as of the Closing Date, of an officer of Buyer and of each Affiliate of Buyer that is party to a Transaction Document certifying, in each case, (A) that attached or appended to such certificate is a true and correct copy of the resolutions of the board of directors or other authorizing body, as appropriate, of such entity, authorizing the execution, delivery and performance of each Transaction Document to be executed, delivered and performed by such entity pursuant hereto; (B) the names and signatures of the duly elected or appointed officer(s) of such entity who are authorized to execute and deliver the Transaction Documents to which such entity is a party; (C) true and complete copies of the organizational documents of such entity; and (D) a certificate of the relevant Governmental Authority of its jurisdiction of formation as to the good standing of such entity as of a date as close to the Closing Date as reasonably practicable; and

(v)    a copy of the certificate of formation or equivalent formation document of each of Buyer and its Affiliates party to a Transaction Document certified by the relevant Governmental Authority of its jurisdiction of formation as of a date as close to the Closing Date as is reasonably possible.
Section 2.4    Purchase Price Adjustments.
(a)    Preliminary Adjustment Certificate. Seller shall deliver the Preliminary Adjustment Certificate to Buyer no later than two (2) Business Days prior to the Closing Date.
(b)    Closing Adjustment Certificate. Within sixty (60) days after the Closing, Seller shall prepare and deliver to Buyer the Closing Adjustment Certificate; provided, that if Seller does not deliver the Closing Adjustment Certificate within such time period, then the Preliminary Adjustment Certificate shall be deemed to be the Closing Adjustment Certificate. Buyer and Seller shall provide to each other such data and information as the other Party may reasonably request in connection with the preparation and review of the Closing Adjustment Certificate.
(c)    Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is thirty (30) days after (i) the delivery of the Closing Adjustment Certificate by Seller, or (ii) the expiration of the sixty (60)-day time period specified in Section 2.4(b) in the event Seller does not deliver a Closing Adjustment Certificate within such time period (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Seller, then the Closing Adjustment Certificate (as revised in accordance with paragraph (d) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.
(d)    Final Adjustment Certificate. During the first twenty (20) days after the date upon which Seller receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement, the matters that remain in dispute may be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution. The hearing date shall be scheduled by the Independent Accounting Firm as soon as reasonably practicable, and shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.4, and the Final Adjustment Certificate reflecting such decision, within ten (10) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accounting Firm shall (i) act as an independent accounting firm and not as an expert, (ii) address only those items in dispute and, (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.4(d) shall be borne by the Parties in inverse proportion to their respective success on the merits and such allocation of fees and expenses shall be calculated by the Independent Accounting Firm and shall be final and binding on the Parties. For example, if Seller’s computation of the Adjustment Amount set forth on the Closing Adjustment Certificate is different from the Adjustment Amount set forth on the Final Adjustment Certificate as adjusted by the Independent Accounting Firm pursuant to this Section 2.4(d) by ten percent (10%), and Buyer’s computation of the Adjustment Amount set forth on the Notice of Disagreement is different from the Adjustment Amount set forth on the Final Adjustment Certificate by five percent (5%), then two-thirds of the fees and expenses relating to the appointment of the Independent Accounting Firm and the work, if any, to be performed by the Independent Accounting Firm will be paid by Seller and one-third of such fees and expenses shall be paid by Buyer. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.4(b), as subsequently adjusted, if applicable, pursuant to this Section 2.4(d) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.
(e)    Final Settlement and Adjustment to Purchase Price; Payment.
(i)    (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is a positive amount, then the Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the Adjustment Amount set forth on the Final Adjustment Certificate (an “Excess Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is a negative number, then the Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to the absolute value of the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”).
(ii)    Any Shortfall Payment shall be paid by Buyer to Seller, and any Excess Payment shall be paid by Seller to Buyer, in each case, not later than three (3) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer or Seller, as applicable. The amount of any payment to be made after the Closing Date pursuant to this Section 2.4(e)(ii) shall bear interest from and including the Closing Date to but excluding the date of payment at a floating rate per annum (accruing daily and computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed) initially equal to the 3-Month LIBOR Rate determined as of the Closing Date, and adjusting on each three month anniversary of the Closing Date to the 3-Month LIBOR Rate determined as of such anniversary date. Such interest shall be payable at the same time as the payment to which it relates.
Section 2.5    Purchase Price Allocation.

(a)    The Parties agree to allocate the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law) among the Interests of the Company Entities and, further, for purposes of Section 1060 or Sections 743, 751 and 755 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax Law), as the case may be, to allocate the portion of the Purchase Price (including any liabilities taking into account as consideration for the Company Interests under applicable Tax Law) allocated to the Interests of the applicable Company Entity among the separate classes of assets of such Company Entity in accordance with this Section 2.5.
(b)    No later than sixty (60) days after the Final Settlement Date, Buyer shall prepare and deliver to Seller a proposed allocation (the “Proposed Allocation”) consistent with Section 2.5(a). If Seller disagrees with any items reflected in the Proposed Allocation, then Seller shall notify Buyer in writing of such disputed items within sixty (60) days after receipt thereof, and, thereafter, Seller and Buyer shall cooperate in good faith to resolve such disputed items for a period of thirty (30) days (or such longer period as mutually agreed by the Parties). To the extent that Seller and Buyer are unable to resolve any disputed items, the Parties shall jointly submit any remaining disputed items for resolution to the Independent Accounting Firm, and shall instruct the Independent Accounting Firm to render its decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.5 within thirty (30) days after such firm is retained, which decision shall be final and binding on the Parties. The fees and expenses of the Independent Accounting Firm pursuant to this Section 2.5 shall be borne by the Parties in inverse proportion to their respective success on the merits, and such allocation of fees and expenses shall be calculated by the Independent Accounting Firm and shall be final and binding on the Parties. The purchase price allocation as finally agreed or determined pursuant to this Section 2.5 shall be the “Final Allocation.”
(c)    The Final Allocation, as adjusted to take into account any subsequent adjustments to the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law), shall be binding on the Buyer, the Company Entities and Seller and their respective Affiliates for all Tax purposes. The Buyer, the Company Entities and Seller and their respective Affiliates shall report, act, and file Tax Returns (including IRS Form 8594, IRS Form 8308 and the informational statements required pursuant to Treasury Regulations Sections 1.743-1(k)(1)(i) and 1.751-1(a)(3), as applicable) in all respects and for all purposes consistent with the Final Allocation and shall not take any position contrary thereto; provided, however, that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging any determination made by any Governmental Authority based upon or arising out of the Final Allocation.
Section 2.6    Transfer Taxes. Notwithstanding anything herein to the contrary, responsibility for any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be divided equally between Buyer and Seller. To the extent that either Party pays more than its respective equal share of Transfer Taxes, the other Party shall promptly reimburse such Party for such excess amount paid upon receipt by such other Party of reasonably satisfactory evidence of the amount of such Transfer Taxes and payment thereof by such Party. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.6, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
For all purposes of this Article III and Article IV, the representations and warranties of Seller shall be qualified by (i) the actual effect of any PG&E Condition or Bankruptcy Event to the extent they are actually affected, directly or indirectly, by a PG&E Condition or Bankruptcy Event and (ii) the impact of any California Property Tax Assessment Event to the extent they are actually affected, directly or indirectly, by a California Property Tax Assessment Event.
Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as follows:
Section 3.1    Organization.
(a)    Each Non-JV Company Entity (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.
(b)    Each Non-JV Company Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have more than an Material Adverse Effect on the Company Entities, taken as a whole.
Section 3.2    Noncontravention. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) assuming receipt of the Consents set forth in Section 3.2(a) of the Seller Disclosure Schedule conflicts with any provision of the respective Governing Documents of the Non-JV Company Entities, (b) assuming receipt of the Consents set forth in Section 3.2(b) of the Seller Disclosure Schedule violates or results in a breach of, or the imposition of any Lien (other than a Permitted Lien) under any Material Contract of any Non-JV Company Entity, or (c) assuming receipt of the Consents of Governmental Authorities described in Section 3.5, violates any Law to which any Company Entity is subject, except, in the case of each of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Company Entity or otherwise impair materially the operation of the business of any Company Entity.

Section 3.3    Capitalization. Section 3.3 of the Seller Disclosure Schedule sets forth a list of the Company Entities, and with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization and (c) the issued and outstanding Interests thereof and the owners thereof. Other than the Company Entities, the Company has no Subsidiaries. Except for this Agreement and the Governing Documents of any Non-JV Company Entity, neither Seller nor any Non-JV Company Entity is a party to any Rights or Contracts that would require Seller or such Company Entity to sell, transfer, issue or otherwise dispose of any Interests of the Company Entities. Except as provided in the Governing Documents of the Company Entities, neither Seller nor any Non-JV Company Entity is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests of the Company Entities.
Section 3.4    Ownership. Seller owns, directly or indirectly, beneficially and of record, the issued and outstanding Interests of the Company Entities. The Interests of the Company Entities are set forth on Section 3.3 of the Seller Disclosure Schedule and are free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the applicable Company Entity, (iii) as are disclosed on Section 3.4 of the Seller Disclosure Schedule, and (iv) for any restrictions on sales of securities under applicable securities Laws. The Interests of the Non-JV Company Entities set forth on Section 3.3 of the Seller Disclosure Schedule have been duly authorized and validly issued.
Section 3.5    Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any Non-JV Company Entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (a) required filings under the HSR Act, (b) Consents required pursuant to the FPA as described in Section 7.1(c), (c) Consents set forth on Section 3.5 of the Seller Disclosure Schedule, (d) Consents that, if not obtained or made, would not, taken together, be material to the Non-JV Company Entities taken as a whole, (e) Consents not required to be made or given until after the Closing, or (f) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Subsidiaries or Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Subsidiaries or Affiliates is or proposes to be engaged, other than the business of the Non-JV Company Entities.
Section 3.6    Financial Statements.
(a)    Set forth on Section 3.6(a) of the Seller Disclosure Schedule are the balance sheets of each Non-JV Project Company other than those identified on Section 3.6(b) of the Seller Disclosure Schedule and the related statements of operations for the respective periods covered thereby (collectively, the “Financial Statements” and the balance sheets contained therein dated as of July 31, 2018, the “Interim Balance Sheets”). The Financial Statements present fairly, in all material respects, respectively, the financial position and statements of operations of the entities referred to therein, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of such Non-JV Project Company in accordance with GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and any year-end adjustments), consistently applied, except as otherwise noted therein;

provided that with respect to Sempra Solar Development, LLC, such Financial Statements are presented on a pro forma rather than historical basis.
(b)    As of the Closing, the Company Entities set forth on Section 3.6(b) of the Seller Disclosure Schedule shall have no direct material assets or liabilities other than (i) Liabilities arising from the transactions contemplated by this Agreement or any other Transaction Documents and (ii) the equity of any other Company Entity.
Section 3.7    Undisclosed Liabilities. The Non-JV Company Entities have no Liabilities that would be required under GAAP to be reflected or reserved against in a balance sheet of the Non-JV Company Entities and that are material to the financial position of the Non-JV Company Entities taken as a whole, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business consistent with past practice (and in arm’s length transactions to the extent such Liabilities are incurred with respect to any Affiliate of Seller) since the Balance Sheet Date, (c) Liabilities that are disclosed in Section 3.7 of the Seller Disclosure Schedule, (d) Liabilities under Contracts of the Non-JV Company Entities (other than as a result of a breach thereof by a Non-JV Company Entity), and (e) Liabilities incurred in connection with the transactions contemplated hereby.
Section 3.8    Absence of Certain Changes. Except as set forth on Section 3.8 of the Seller Disclosure Schedule, since the Balance Sheet Date (i) each Non-JV Company Entity has conducted its respective business in the ordinary course, (ii) there has not been any declaration, setting aside or payment of any non‑cash or in-kind dividend or other distribution of Interests or property other than cash or cash equivalents with respect to the Company Interests, (iii) there has not been any change in accounting methods, principles or practices affecting the Non-JV Company Entities, except as required or permitted by GAAP, and (iv) there has not been any change, event or development that would, individually or in the aggregate, have a Material Adverse Effect with respect to the Company Entities. Since the Balance Sheet Date, neither Seller, nor any of its Affiliates or Subsidiaries has caused (i) any part of the solar electric generating facility or electric energy storage facility development business of Seller or its Affiliates, or (ii) any of the material assets comprising such facilities under development, to be transferred to any Person (other than a Company Entity) pursuant to the Restructuring.
Section 3.9    Tax Matters.
(a)    Each Non-JV Company Entity has (i) timely filed, or caused to be timely filed, all material federal, state and local Tax Returns that were required to be filed by or with respect to it with the IRS or other applicable Taxing Authority on or prior to the date hereof, taking into account all permitted extensions. Seller has timely filed all material federal, state and local Tax Returns required to be filed with the IRS or other applicable Taxing Authority with respect to the Company Interests. All such Tax Returns are correct and complete in all material respects. There are no Liens for Taxes on any of the assets of any Non-JV Company Entity other than Permitted Liens.
(b)    All material Taxes due and payable by each Non-JV Company, or by Seller or its Affiliates (other than the Company Entities) with respect to each Company Entity or the

Company Interests, have been paid, except Taxes that are being contested in good faith and for which reserves have been established in accordance with GAAP in the Financial Statements.

(c)    There are no outstanding or unsettled written claims, asserted deficiencies or assessments against any Non-JV Company Entity for the assessment or collection of any material Taxes. There are no ongoing or scheduled audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of any Non-JV Company Entity being conducted with respect to any Non-JV Company. Except as set forth on Section 3.9(c) to the Seller Disclosure Schedule, none of the Non-JV Company Entities is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (other than any (i) Governing Document of any Non-JV Company Entity, (ii) customary Tax gross up provision in a financing document or lease or (iii) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes).
(d)    The U.S. federal income tax classification of each Non-JV Company Entity is set forth on Section 3.9 of the Seller Disclosure Schedule.
(e)    To Seller’s Knowledge, no facts or circumstances exist (in each case that are specific to the Non-JV Company that directly or indirectly owns the Great Valley Solar Project) that would reasonably be expected to cause the Great Valley Solar Project not to qualify for the California Section 73 exclusion during Tax periods prior to the Closing.
(f)    Assuming the truth and accuracy of the representations set forth in Section 5.12 of this Agreement, the consummation of the Transactions contemplated by this Agreement will not result in any Adverse ITC Impact.
(g)    The representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of Seller relating to Taxes of any Company Entity, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes of any Company Entity. The representations and warranties set forth in this Section 3.9 (i) are made only with respect to Tax periods ending on or prior to the Closing Date and (ii) shall not be construed as a representation or warranty, and shall not be relied upon for any claim of indemnification with respect to, (x) any Taxes of Buyer or its Affiliates (including the Company Entities) attributable to any Tax period (or portion thereof) beginning after the Closing Date, (y) any Tax positions taken by the Buyers or their Affiliates (including the Company Entities) in any Tax period (or portion thereof) beginning after the Closing Date or (z) any Taxes or direct or indirect Liabilities arising from or related to any California Property Tax Assessment Event.
Section 3.10    Real Property.
(a)    A list of all real property owned in fee by any Non-JV Company Entity (the “Owned Real Property”) is set forth in Section 3.10(a)(i) of the Seller Disclosure Schedule. Each such Non-JV Company Entity has good and marketable indefeasible fee title to its Owned Real Property, free and clear of Liens (other than Permitted Liens). Except for Permitted Liens or as set forth in Section 3.10(a)(ii) of the Seller Disclosure Schedule, no Non-JV Company Entity has leased, licensed or otherwise granted any Person (other than another Non-JV Company Entity) the right to use or occupy such Non-JV Company Entity’s Owned Real Property that would have a material and adverse impact upon the use of such Owned Real Property by such Non-JV Company Entity for the conduct of its business as currently conducted. No Non‑JV Company Entity has received written notice of any actual proceedings of condemnation and, to Seller’s Knowledge, there are no proceedings of condemnation threatened with respect to any Owned Real Property.
(b)    Section 3.10(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all material real property leases, easements, licenses and rights-of-way to which each Non-JV Project Company is a party (the “Real Property Agreements”). Except as set forth on Section 3.10(b) of the Seller Disclosure Schedules: (i) each Real Property Agreement constitutes a valid, binding and enforceable obligation of such Non-JV Project Company, and to the Knowledge of Seller, each other party thereto subject to the Remedies Exceptions, (ii) such Non-JV Project Company is not in material default or breach under any Real Property Agreement and to Knowledge of such Seller, no other party thereto is in material default or breach under any Real Property Agreement and to the Knowledge of Seller no condition exists, which, with notice or lapse of time or both, would constitute such a default under any Real Property Agreement by such Non-JV Project Company or, to the Knowledge of Seller, any other party thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Company Entity or otherwise impair materially the operation of the business of any Non-JV Company Entity, (iii) such Non-JV Project Company has not subleased or otherwise granted to any Person the right to use or occupy any property leased under any Real Property Agreements, which individually or in the aggregate would have a material and adverse impact upon the use of the real property subject to such Real Property Agreements by such Non-JV Project Company, (iv) there are no claims affecting any such Real Property Agreement of which the Seller has received notice in writing, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to the Company Entities taken as a whole or otherwise impair materially the operation of the business of any Non-JV Company Entity.
(c)    Other than the Owned Real Property and the Real Property Agreements, the Non-JV Companies have no other material rights or interests in real property.
Section 3.11    Environmental Matters. This Section 3.11 shall constitute the sole representations of Seller with respect to environmental matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Company Entity or otherwise impair materially the operation of the business of any Non-JV Company Entity.
(a)    the Non-JV Company Entities are in compliance with Environmental Laws;
(b)    Seller and its Affiliates have not received any written notice, which remains uncured, from any Governmental Authority alleging that any Non-JV Company Entity is in violation of any Environmental Law;
(c)    the Non-JV Company Entities hold and comply with all Permits required under Environmental Laws to conduct their respective businesses as conducted as of the date hereof and each such Permit is in full force and effect;

(d)    the Non-JV Company Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law and have not received any written notice, complaint or claim seeking to impose any liability under Environmental Laws against any Non-JV Company Entity;
(e)    the Non-JV Company Entities have not released or caused any release of any Hazardous Material at any Owned Real Property or any real property subject to any Real Property Agreement that would reasonably be expected to give rise to any Liability of any Non-JV Company Entity under Environmental Laws; and
(f)    Seller has provided to Buyer true copies of (i) all written reports, studies, assessments and audits prepared by or on behalf of Seller and its Affiliates or received by Seller and its Affiliates from any Governmental Authority, relating to environmental matters with respect to the Non-JV Company Entities, and (ii) all material written correspondence submitted by the Seller and its Affiliates, or received by Seller and its Affiliates from any Governmental Authority, relating to environmental matters with respect to the Non-JV Company Entities.
Section 3.12    Contracts. True and correct copies of each Material Contract of the Non-JV Company Entities have been made available to Buyer in the Due Diligence Materials. Each such Material Contract is in full force and effect and is the legal, valid and binding obligation of the Non-JV Company Entity which is a party to such Material Contract, subject to the Remedies Exception and, to Seller’s Knowledge, the other parties thereto. No Non-JV Company Entity, nor to Seller’s Knowledge, any of the other parties thereto is in breach, violation or default, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties, under such Material Contract, except (a) breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Company Entity or otherwise impair materially the operation of the business of any Non-JV Company Entity, (b) breaches, violations or defaults arising out of a PG&E Condition or Bankruptcy Event and (c) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of such other parties set forth in Section 3.2(b) of the Seller Disclosure Schedule may be required in connection with the transactions contemplated hereby.
Section 3.13    Insurance. The insurance coverage maintained by or on behalf of the Non-JV Company Entities is consistent in all material respects with that which is customarily maintained by companies in the industry in which the business of the Non-JV Company Entities operates. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has received any notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and there is no material claim by Seller or any Non-JV Company Entity pending under any such policy. All premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) shall be in full force and effect without interruption until the Closing Date.

Section 3.14    Litigation. There are no Actions pending or, to Seller’s Knowledge, threatened in law or in equity or before any Governmental Authority against any Non-JV Company Entity that would reasonably be expected to result in any material Liability for the Non-JV Company Entities, taken as a whole.
Section 3.15    Employee Matters.
(a)    Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. No Benefit Plan is sponsored or maintained by any Non-JV Company Entity as of the date hereof.
(b)    No Non-JV Company Entity has incurred, and there is no fact or condition which exists or which could reasonably be expected to occur that could cause any of the Non-JV Company Entities to incur, any material Liability under Section 302 or Title IV of ERISA or Section 412 of the Code.
(c)    The representations and warranties in this Section 3.15 are the sole and exclusive representations and warranties of Seller concerning Benefit Plans and related matters.
Section 3.16    Labor Matters.
(a)    No Non-JV Company Entity is a party or subject to any labor union or collective bargaining Contract in respect of any Company Employee. To Seller’s Knowledge, there are no pending strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, labor disputes, or grievances involving employees affecting the Non-JV Company Entities. There is no Action pending, or, to Seller’s Knowledge, threatened in writing, against any Non-JV Company Entity relating to a material alleged violation of any Laws pertaining to labor or employment practices. Each Non-JV Company Entity is in material compliance with all applicable Laws relating to labor or employment practices.
(b)    No Non-JV Company Entity, except Copper Mountain Solar 1, LLC, currently has, or has had at any time during the six (6) years prior to the Closing Date, any employees. Copper Mountain Solar 1, LLC does not currently have, and has not had any employees at any time during the four (4) years prior to the Closing Date.
(c)    The representations and warranties in this Section 3.16 are the sole and exclusive representations and warranties of Seller concerning employment and labor matters.
Section 3.17    Legal Compliance. Except for Environmental Laws (which are addressed exclusively in Section 3.11), Laws relating to Taxes (which are addressed exclusively in Section 3.9), Laws regarding Benefit Plans and related matters (which are addressed exclusively in Section 3.15), Laws relating to employee and labor matters (which are addressed exclusively in Section 3.16), Permits (which are addressed exclusively in Section 3.19), and Laws relating to regulatory status (which are addressed exclusively in Section 3.20), no Non-JV Company Entity is in violation of any Law, permit or license or other authorization or approval of any Governmental

Authority applicable to its business or operations, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Company Entity or otherwise impair materially the operation of the business any Non-JV Company Entity.
Section 3.18    Brokers’ Fees. No Non-JV Company Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.19    Permits. The Non-JV Company Entities have all Permits required to conduct their businesses as currently conducted on the date hereof, except where the failure to have or obtain such Permits would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Company Entity or otherwise impair materially the operation of the business of any Non-JV Company Entity. To Seller’s Knowledge, each such Permit is in full force and effect and the applicable Non-JV Company Entity is in compliance in all material respects with all its obligations with respect thereto. There are no Actions pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation, termination or material amendment of any material Permit of any Non-JV Company Entity, except as would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Company Entity or otherwise impair materially the operation of the business of any Non-JV Company Entity. Seller makes no representation or warranty in this Section 3.19 with respect to Permits required under any Environmental Law, which Permits are addressed in Section 3.11(c).
Section 3.20    Regulatory Status. Each Non-JV Company Entity that directly owns or operates an energized electric generation facility either (a) is an Exempt Wholesale Generator, or (b) owns or operates a generation facility that is certified as a QF. Each Non-JV Company Entity that directly owns or operates an energized electric generation facility either (i) has MBR Authority in full force and effect or (ii) is eligible for the exemption from wholesale rate regulation under Sections 205 and 206 of the FPA set forth in 18 C.F.R. § 292.601(c).
Section 3.21    Intellectual Property. Section 3.21(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property rights owned by a Non-JV Company Entity for which a registration or application has been filed with a Governmental Authority (“Company Owned IP”).
(a)    To Seller’s Knowledge, (i) all Company Owned IP is valid and enforceable in all material respects; and (ii) no holding, decision, or judgment has been rendered in any Action denying the validity of, a Non-JV Company Entity’s right to register, or a Non-JV Company Entity’s rights to own or use, any Company Owned IP.
(b)    To Seller’s Knowledge, no third party is infringing upon or otherwise violating any material Company Owned IP.

(c)    To Seller’s Knowledge, the conduct of the business of the Non-JV Company Entities in the manner currently conducted does not infringe upon or otherwise violate any Intellectual Property right owned or controlled by a third party, except as would not, individually or in the aggregate, be material to any Non-JV Company Entity.
(d)    To Seller’s Knowledge, except as set forth in Section 3.21(e) of the Seller Disclosure Schedule or provided as a service pursuant to the Transition Services Agreement, on the Closing Date, the Non-JV Company Entities will have the right and license to use all in-bound Intellectual Property licenses (excluding any licenses for click-wrap, shrink-wrap or non-customized off-the-shelf or otherwise generally commercially available software), that, in each case, is material to the business of a Non-JV Company Entity as currently conducted, in the same manner and subject to the same limitations and scope as the applicable Company Entity had immediately prior to the Closing.
(e)    The representations and warranties in this Section 3.21 are the sole and exclusive representations and warranties of Seller relating to Intellectual Property of, or otherwise relating to Intellectual Property matters.
Section 3.22    JV Project Companies.
(a)    Neither Seller nor any of its Affiliates has taken any action for or on behalf of the JV Project Companies, which could reasonably be expected to bind the JV Project Companies in any material respect, or have a Material Adverse Effect on the JV Project Companies, after the Closing Date, other than in accordance with the Governing Documents of the JV Project Companies.
(b)    Neither Seller nor any of its Affiliates is in material breach or default under the Governing Documents of the JV Project Companies and, except as set forth on Section 3.2(a) of the Seller Disclosure Schedule no event has occurred nor does any condition exist which, with the passage of time or the giving of notice, or both, would constitute any such material breach or default.
Section 3.23    Non-JV Project Company Assets.
Except as set forth in Section 3.23 of the Seller Disclosure Schedules, the Non-JV Project Companies have good title to all of the assets used in their respective business, free and clear of all Liens other than Permitted Liens, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a liability material to any Non-JV Project Company or otherwise impair materially the operation of the business of any Non-JV Project Company. Except as set forth in Section 3.23 of the Seller Disclosure Schedules, no Non-JV Project Company uses any material assets in connection with its business that are not owned, licensed or leased by such Non-JV Project Company.
Section 3.24    Due Diligence Materials. To Seller’s Knowledge as of the date hereof, the Due Diligence materials contain true and accurate copies of all Contracts and Permits included therein, including any amendments thereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
REGARDING SELLER
Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as follows:
Section 4.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
Section 4.2    Authorization. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.
Section 4.3    Noncontravention. Neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which they are or will be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Seller, or (b) assuming receipt of the Consents specified in Section 3.5, to Seller’s Knowledge, violates any Law to which Seller is subject, except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Seller.
Section 4.4    Brokers’ Fees. Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby.
Section 4.5    Litigation. There are no Actions pending or, to Seller’s Knowledge, threatened in law or in equity or before any Governmental Authority against Seller that would reasonably be expected to result in any Liability for Seller that would, individually or in the aggregate, have a Material Adverse Effect on Seller. Seller is not subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Seller.
Section 4.6    No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV, neither Seller nor any of its Subsidiaries nor Affiliates, nor any of their respective Representatives or equityholders has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller or any of the Company Entities (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or liabilities of any of the Company Entities) to Buyer or any of its Affiliates or their respective Representatives or equityholders, and Seller, on behalf of itself and its Subsidiaries and Affiliates, hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives or equityholders other than the express representations and warranties provided in Article III and this Article IV.
ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Seller as follows:
Section 5.1    Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of New York and Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensure necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.
Section 5.2    Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 5.3    Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, or (b) violates or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties are bound or (c) assuming receipt of the Consents described in Section 5.4 below and compliance with the HSR Act, violates any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

Section 5.4    Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, (b) as set forth on Section 5.4 of the Buyer Disclosure Schedule, and (c) Consents not required to be made or given until after Closing.
Section 5.5    Financial Capacity. Buyer has sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price in accordance with the terms of Article II and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and perform its obligations hereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.
Section 5.6    Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Company Interests. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 5.7    Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates that would reasonably be expected to result in any Liability for any Buyer that would, individually or in the aggregate, have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Affiliates is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Buyer.
Section 5.8    Brokers’ Fees. None of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller, the Company Entities or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.9    Information.
(a)    Seller and the Company Entities have provided Buyer with access to the facilities, books, records and personnel of the Company Entities as Buyer has requested in order for Buyer to investigate the businesses and properties of the Company Entities in connection with its investment decision to purchase the Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.
(b)    Buyer has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Company Interests and to enter into this Agreement and not on the advice of Seller or its legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives or equityholders.
(c)    Buyer and its Representatives and equityholders, acknowledge and agree that neither the Seller nor any of its Affiliates, nor any of its or their respective Representatives or equityholders, is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities.
Section 5.10    Energy-Related Holdings. As of the date of this Agreement, to Buyer’s Knowledge, neither Buyer nor any of its Affiliates have received any written notice of any actual, pending, or threatened proceeding or investigation by or before FERC that would reasonably be expected to prevent or delay (a) any filings or approvals required under the HSR Act or (b) obtaining authorization from FERC pursuant to section 203 of the FPA. Section 5.10 of the Buyer Disclosure Schedule sets forth a complete and accurate list of: (a) each electric generating facility located and/or planned to become operational within the next year in the balancing authority areas relevant to FERC 203 analysis and, which list shows the nominal capacity and fuel type of each such facility; and (b) each interstate electric transmission facility, interstate or intrastate natural gas or other fuel transportation, storage or distribution facility or any other upstream inputs to electricity products, such as sites for electric generation capacity development or natural gas or other fuel supply sources, in each case under clause (a) and (b) above, owned, operated, leased or controlled by Buyer or any of its affiliates (as FERC would define affiliate for purposes of market power analyses).
Section 5.11    No Foreign Control. No foreign person or entity directly or indirectly “controls” Buyer as that term is defined in 31 C.F.R. Part 800.204.
Section 5.12    Tax Matters.
(a)    Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(b)    Buyer is not a “related party” within the meaning of Section 45(e)(4) of the Code to any purchaser of electricity produced by any Company Entity.
(c)    Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is not a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code and will not otherwise cause any of the property of any Company Entity to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(d)    With respect to each JV Project Company treated as a partnership for U.S. federal income tax purposes as of the Closing Date, Buyer’s acquisition of the Company Interests pursuant to this Agreement will not result in the termination of such JV Project Company as a partnership within the meaning of Section 708 of the Code.
Section 5.13    Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, the accuracy of the representations and warranties of Seller and the Company Entities set forth herein and the performance by Seller of its obligations hereunder in all material respects, following the Closing each of the Company Entities will be Solvent.
ARTICLE VI.

COVENANTS
Section 6.1    Conduct of the Company.
(a)    From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, (ii) for the effect of the consummation of the transactions contemplated hereby, (iii) with respect to (A), below, with respect to any actions taken in connection with any internal restructuring of the Company and the Company Entities in connection with the transactions contemplated by this Agreement as contemplated by Section 6.1(a)(iii) of the Seller Disclosure Schedule and any effects resulting therefrom (a “Restructuring”), and (iv) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Non-JV Company Entities to:
(A)    conduct their respective businesses in the ordinary course of business consistent with past practice (including (x) ordinary course development activities and (y), with respect to a PG&E Condition or Bankruptcy Event, taking such reasonable actions as would be appropriate for a contractual counterparty to take under such circumstances); and
(B)    use commercially reasonable efforts to preserve, maintain and protect the assets and properties of the Non-JV Company Entities ordinary wear and tear excepted.
(b)    Without limiting the generality of the foregoing, during the Interim Period, except (1) with respect to items (vi), (xiii), (xvii) and (xviii), below, with respect to any PG&E Condition or Bankruptcy Event, (2) with respect to items (i) and (ii), below, with respect any actions taken in connection with a Restructuring and any effects resulting therefrom, (3) with respect to any payments or credit support paid or posted pursuant to any Material Contract, and (4) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, and except as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Non-JV Company Entities not to:
(i)    amend the Governing Documents of any Non-JV Company Entity, except as requested by Buyer in order to comply with its obligations under Section 6.4(c);
(ii)    authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of any Non-JV Company Entity, or issue any Rights to subscribe for or acquire any shares or Interests of any Non-JV Company Entity;
(iii)    except as required by GAAP, change any accounting methods, principles or practices of any Non-JV Company Entity;
(iv)    sell, transfer or otherwise dispose of any of the assets of the Non-JV Company Entities having a value in excess of $500,000 in the aggregate to any Person (other than to any other Company Entity) except in the ordinary course of business (and in arm’s length transactions to the extent such sale, transfer or disposition is to any Affiliate of Seller), or encumber any such assets other than with a Permitted Lien;

(v)    except in the ordinary course of business (and in arm’s length transactions to the extent such transactions are with any Affiliate of Seller), permit any Non-JV Company Entity to (x) create, incur or assume any long-term debt (other than to any other Company Entity), (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any material obligations of any Person (other than any Company Entity) or (z) make any loans, advances or capital contributions to or investments in any Person (other than any Company Entity, in each case, in excess of $500,000 in the aggregate;
(vi)    cancel any material third party indebtedness owed to any Non-JV Company Entity;
(vii)    enter into or materially amend or waive any material provision of any Affiliate Contract other than in the ordinary course of business;
(viii)    except as contemplated by the capital expenditures budget set forth on Exhibit F, make any acquisitions, investments or capital expenditures in excess of $1,000,000 individually, or $3,000,000 in the aggregate;
(ix)    liquidate, dissolve, recapitalize or otherwise wind up its business;
(x)    merge or consolidate with, or purchase substantially all of the assets or businesses of, or equity interests in, or make an investment in, any Person;
(xi)    issue or sell any equity interests, notes, bonds or other securities of such Company Entity, or any option, warrant or right to acquire the same;
(xii)    declare, set aside, make or pay any dividends or distributions, except (a) to a Company Entity or (b) cash dividends or cash distributions (excluding dividends or distributions of proceeds of insurance claims from casualty events occurring after the date hereof);
(xiii)    outside the ordinary course of business (and in arm’s length transactions to the extent such Contract is with any Affiliate of Seller), enter into any Contract that if in effect on the date hereof would be a Material Contract or terminate or materially amend, or settle or compromise any material claim under any Material Contract or Real Property Agreement;
(xiv)    amend or modify any material Permit;
(xv)    fail to maintain in full force and effect insurance policies covering the Company Entities material assets in form and amount consistent with past practice;
(xvi)    enter into any joint venture, partnership, or other contract involving a sharing of profits, losses, costs, or liabilities with any other Person (other than any Company Entity) or relating to the ownership of a partnership, membership or other equity interest in any Person (other than another Company Entity);

(xvii)    initiate any material litigation or settle or compromise any material claim or litigation, whether now pending or hereafter made or brought or waive, release or assign any material rights or claims in each case except as may be necessary appropriate for the respective Non-JV Company Entity (i) to preserve or not prejudice any rights of such Non-JV Company Entity with respect to any such claim or (ii) to enforce its rights under any Contract;
(xviii)    request or require the acceleration of the payment of any amount owed, defer the payment of any material accounts payable, enter into any sale-leaseback contract with respect to any asset, revalue any material assets, including writing off notes or accounts receivable, accelerate, settle, discount or compromise any accounts receivable or reverse any reserves with respect thereto; and
(xix)    agree, whether in writing or otherwise, to do any of the foregoing.
(c)    Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller and the Company Entities may take (or not take, as the case may be) any of the actions described in Section 6.1 if reasonably necessary under emergency circumstances (or as required pursuant to applicable Law). Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.

Section 6.2    Access to Information; Confidentiality.
(a)    During the Interim Period, Buyer may make or cause to be made such review of the Non-JV Company Entities and their respective assets, financial and legal condition as Buyer deems reasonably necessary or advisable. Seller shall, and shall cause the Non-JV Company Entities to permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Non-JV Company Entities during normal business hours to review information and documentation relative to the properties, books, Contracts and other records of the Non-JV Company Entities; provided, that such investigation shall only be upon reasonable advance notice and shall not unreasonably disrupt personnel and operations of the Company Entities and shall be at Buyer’s sole cost and expense; provided, further, that none of Buyer, its Affiliates or their respective Representatives, shall conduct any subsurface investigation or testing of any environmental media. All requests for access to the offices, properties, books and records of the Non-JV Company Entities shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with the Non-JV Company Entities or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed (other than the required filings specified in Section 3.5). Any access to the offices, properties, books and records of the Non-JV Company Entities shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Seller notice of at least two (2) Business Days prior to conducting any inspections or communicating with any third party relating to any property of the Non-JV Company Entities, and a Representative of Seller shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their investigations on such property; (ii) none of Buyer, its Affiliates or their respective Representatives shall damage the property of the Company Entities or any portion thereof; and (iii) Buyer, its Affiliates, and their respective Representatives, as applicable shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; and (B) except to the extent resulting from the negligence or willful misconduct of Seller, any Non-JV Company Entity, their Affiliates (for the avoidance of doubt, not including any JV Project Companies) or any of their respective Representatives, indemnify, defend and hold harmless Seller, the Company Entities their respective Affiliates, and each of their respective and Representatives from and against all Damages to the extent resulting from the activities of Buyer, its Affiliates and their respective Representatives under this paragraph and not resulting from any negligence or willful misconduct of Seller, any Company Entity, their Affiliates or any of their respective Representatives. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or from and after the Closing, which Seller reasonably believes it or the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller or its Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller or its Affiliates (or, prior to the Closing, the Company Entities) to a material risk of Liability.
(b)    Buyer, its Affiliates and their respective Representatives shall hold in confidence all confidential information obtained from Seller, the Company Entities or their respective Affiliates or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement in each case as if Buyer and Seller were directly a party thereto which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.
Section 6.3    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates and Representatives to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable

Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to take such actions or do such things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied.
(b)    The Parties shall not, and shall cause their respective Affiliates not to, enter into any agreement, complete any transactions or take any other action that would reasonably be expected to adversely affect, materially delay or impair or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VII to be satisfied.
(c)    Each Party acknowledges that its obligation to use its “commercially reasonable efforts,” and to cause its Affiliates and Representatives to use their respective “commercially reasonable efforts” for purposes of this Section 6.3 and Section 6.4 shall include compliance with the express terms of Section 6.4 and Section 6.4(c) of the Seller Disclosure Schedule, regardless of whether such terms provide for a standard of performance equivalent to or other than a “commercially reasonable efforts” standard.
Section 6.4    Consents and Approvals.
(a)    Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, prepare, as soon as is practical following the date of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local laws prior to the Closing Date. Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, submit the required filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than five (5) Business Days after the date of this Agreement. Buyer and its Subsidiaries and Affiliates shall reasonably cooperate and consult with Seller and its Affiliates in such efforts, including the execution of, or consenting to, FPA section 203-related applications or submissions with FERC, including any inquiries from staff, which applications or submissions shall be made by Seller as soon as practicable, but in no event later than ten (10) Business Days after the date of this Agreement. The Parties shall, and shall cause their respective Subsidiaries and Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. The Parties shall consult with one another and shall agree in good faith upon the timing of such filings.
(b)    Subject to applicable confidentiality restrictions or restrictions required by law, Buyer and Seller will notify the other promptly upon the receipt by such Party or its Subsidiaries or Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 6.4 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section

6.4, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon request, copies of all correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement or the other Transaction Documents. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to any other Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Buyer and Seller. Subject to applicable Law, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement or the other Transaction Documents by or on behalf of any Party.
(c)    Subject to Section 6.4(c) of the Seller Disclosure Schedule, Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, promptly use, in order to consummate the transactions contemplated by this Agreement, all commercially reasonable efforts to (i) obtain, as soon as practicable, but in any event prior to the Termination Date, all Consents of, or other permission or action by, and to give all notices to and make all filings with and applications and submissions to, Governmental Authorities or other Persons as are necessary for consummation of the transactions contemplated by this Agreement, (ii) secure the expiration or termination of any applicable waiting period from a Governmental Authority, (iii) defend all Actions challenging this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and (iv) resolve any objections asserted with respect to the transactions contemplated by this Agreement and the other Transaction Documents raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, permanent or preliminary injunction, restraining order or other order of the type referred to in Section 7.1(a), including executing settlements, undertakings, consent decrees, stipulations, or other agreements with any Governmental Authority or other applicable Person; provided, however, that neither Party nor any of its Subsidiaries or Affiliates shall be required to (A) sell, divest, or otherwise convey particular assets or categories of assets or businesses prior to, concurrently with or subsequent to the Closing (B) agree to sell, divest or otherwise convey any particular assets or categories of assets or businesses contemporaneously with or subsequent to the Closing, (C) agree to any limitation on the operation or conduct of their respective businesses or (D) permit Seller to sell, divest, or otherwise convey any particular assets or categories of assets or businesses of the Company Entities prior to the Closing. Each Party shall, and shall cause its respective Subsidiaries and Affiliates to, respond to and exercise commercially reasonable efforts to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority or other Person with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and shall, and cooperate in good faith with the other Party in this respect.

Section 6.5    Public Announcements. Subject to advice of counsel that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, each Party shall, and shall cause its Subsidiaries and Affiliates (as applicable), to (a) consult with the other Party regarding the timing and content of all announcements regarding this Agreement, the Closing and the other transactions contemplated by this Agreement or any of the other Transaction Documents to any Governmental Authority, any of its customers or suppliers or the general public and (b) use its commercially reasonable efforts to agree upon the text of any such announcement with the other Party prior to its release.
Section 6.6    Post-Closing Access; Preservation of Records.
(a)    From and after the Closing, Buyer and its Affiliates shall make, or cause to be made, available to Seller all books, records, Tax Returns and documents of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to equityholders and Governmental Authorities or (iii) such other purposes for which access to such documents is determined by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Buyer, its Affiliates, or the Company Entities and the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company Entities incurred in connection therewith shall be paid by Seller. Buyer shall cause each Company Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (A) three (3) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period.
(b)    From and after the Closing, Seller shall make or cause to be made available to Buyer all books, records and documents of such Seller relating to the business of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.6(a); provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Buyer.
Section 6.7    Tax Matters.
(a)    With respect to each Company Entity treated as of the Closing Date as a partnership for U.S. federal income tax purposes, in any case in which the tax year of such Company Entity does not end on the Closing Date, for purposes of Section 706 of the Code, to the maximum extent permitted by Law and such Company Entity’s Governing Documents, the Parties shall cause such Company Entity to use the “interim closing method” and “calendar day convention” (in each case as defined in Treasury Regulations Section 1.706-4) for purposes of allocating tax items of such Company Entity to the portion of such tax year ending on the Closing Date and beginning after the Closing Date, respectively.
(b)    Seller shall cause each Company Entity (other than any JV Project Company for which Buyer or its Affiliates have historically prepared the Tax Returns) to prepare and file (or cause to be prepared and filed) all Tax Returns of such Company Entity for any Tax period ending on or before the Closing Date and required to be filed after the Closing Date (a “Pre-Closing Return”) in each case, in accordance with the Governing Documents of such Company Entity (or, in the case of the JV Project Companies, as such Governing Documents are in effect prior to the Closing) and consistent with the past practices of such Company Entity and Buyer agrees not to object to the preparation of such Tax Returns on behalf of Seller by PricewaterhouseCoopers LLP. Buyer shall cause each JV Project Company for which Buyer has historically prepared the Tax Returns to prepare and file (or cause to be prepared and filed) all Pre-Closing Tax Returns of such JV Project Company, in each case, in accordance with the Governing Documents of such JV Project Company (as such Governing Documents are in effect prior to the Closing) and consistent with the past practices of such JV Project Company. Buyer also shall cause each Company Entity to prepare and file (or cause to be prepared and filed) all Tax Returns of such Company Entity for any Straddle Period (a “Straddle Period Return”), in each case, in accordance with the Governing Documents of such Company Entity (or, in the case of the JV Project Companies, as such Governing Documents are in effect prior to the Closing) and consistent with the past practices of such Company Entity. In the case of any JV Project Company, Seller shall be entitled to exercise all rights (and shall be subject to any obligations) of Seller (or its Affiliates (including any Company Entity prior to the Closing)) as a “member” under the Governing Documents of such JV Project Company as in effect prior to the Closing with respect to the review, approval and filing of any Pre-Closing Tax Return prepared by Buyer and any Straddle Period Return of such JV Project Company that is an income Tax Return or other material Tax Return. In the case of any Non-JV Company Entity, Seller shall be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliates (including the Company Entities following the Closing) or Representative thereof) with respect to the review, approval and filing of any Straddle Period Return of such Non‑JV Company Entity that is an income Tax Return or other material Tax Return. To the extent not otherwise provided (or required to be provided) to Seller pursuant to the Governing Documents of the applicable Company Entity, Buyer shall provide Seller with a draft of each Pre-Closing Tax Return prepared by Buyer and each Straddle Period Return or other material Tax Return at least fifteen (15) days prior to the due date thereof (including extensions) for Seller’s review and comment, and subject to the Governing Documents of the applicable Company Entity (or, in the case of the JV Company Entities, as such Governing Documents are in effect prior to the Closing), Buyer shall incorporate Seller’s reasonable comments.
(c)    Seller shall not be responsible for any California Property Tax Assessment Event or any Taxes resulting therefrom.
(d)    From and after the Closing Date, without Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed, none of Buyer, any of its Affiliates (including any Company Entity), or any Representatives thereof, shall (i) amend or approve or consent to the amendment of any Pre-Closing Return or Straddle Period Return, (ii) make, change, approve or consent to any Tax election with respect to any Company Entity, or take or fail to take any action with respect to any such entity, in each case, that reasonably would be expected to increase the Taxes of Seller or its Affiliates or beneficial owners for any Tax period ending on or prior to the Closing Date or any Straddle Period, or (iii) agree or consent to the amendment of any Governing Document, or the waiver of any right or obligation of any Company Entity under, any Governing Document of, any Company Entity that reasonably would be expected to impair or adversely affect the right of Seller hereunder to exercise the rights of Buyer (or its Affiliate (including the Company Entities following the Closing) or any Representative thereof) as provided in Sections 6.7(b) or 6.7(e).
(e)    Seller and Buyer shall notify the other within ten (10) days of the receipt by Seller or Buyer (or any of their Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to any Company Entity for which Seller (or any of its Affiliates) may be liable pursuant to this Agreement, directly on a pass-through basis (such as income Taxes) or otherwise (a “Tax Proceeding”); provided, however, no failure or delay in providing notice of a Tax Proceeding shall reduce or otherwise affect the obligations of the Indemnifying Party under this Agreement, except to the extent the Indemnifying Party is actually prejudiced thereby. From and after Closing, in the case of any Tax Proceeding with respect to a JV Project Company any Tax period that ends on or before, or that includes, the Closing Date, Seller shall be entitled to exercise all rights (and shall be subject to any obligations) of Seller (or its Affiliate (including any Company Entity prior to the Closing)) as a “member” under the Governing Documents of such JV Project Company as in effect prior to the Closing (including the right to act as tax matters partner or partnership representative if and as provided therein), with respect to the control and defense of such Tax Proceeding; provided, however, if Buyer would be liable for any material Taxes with respect to any such Tax Proceeding, if Seller controls such Tax Proceeding, Seller shall (i) permit Buyer to participate (at its own expense) in such Tax Proceeding, (ii) keep Buyer reasonably informed of the developments and status of such Tax Proceeding, and (iii) not settle or compromise any such Tax proceeding without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed. In the case of any Tax Proceeding with respect to a Non-JV Company Entity, Seller shall be entitled to exercise all rights (and shall be subject to any obligations) of Buyer (or any Affiliate (including the Company Entities following the Closing) or Representative thereof) pursuant to the Governing Documents of the applicable Non-JV Company Entity (including the right to act as tax matters partner or partnership representative if and as provided therein), with respect to the control and defense of such Tax Proceeding; provided, however, if Buyer would be liable for any material Taxes with respect to any such Tax Proceeding, if Seller controls such Tax Proceeding, Seller shall (i) permit Buyer to participate (at its own expense) in such Tax Proceeding, (ii) keep Buyer reasonably informed of the developments and status of such Tax Proceeding, and (iii) not settle or compromise any such Tax proceeding without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed. If Seller does not elect to control the resolution of a Tax Proceeding, Buyer shall (i) permit Seller to participate (at its own expense) in such Tax Proceeding, (ii) keep Seller reasonably informed of developments and the status of such Tax Proceeding and (iii) not settle or compromise such Tax Proceeding without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between the provisions of this Section 6.7(e) and Section 8.3 (to the extent applicable), this Section 6.7(e) shall control.

(f)    Except to the extent specifically included in Adjusted Working Capital (as finalized pursuant to Section 2.4), Seller shall be entitled to an amount equal to the product of (i) the relevant Applicable Percentage and (ii) any Tax refunds or credits received by or credited to Buyer or its Affiliates (including any Company Entity following the Closing) with respect to any Tax period (or portion thereof) ending on or before the Closing Date (collectively, “Tax Refunds”). Buyer shall pay, or cause to be paid, to Seller the amount of Seller’s share of any Tax Refund (plus any interest actually received with respect thereto from an applicable Governmental Authority), net of any reasonable out-of-pocket expenses (including Taxes) incurred in connection with receiving such Tax Refund, within ten (10) days of receipt of such Tax Refund.
(g)    Any Tax-sharing, Tax allocation or Tax reimbursement agreement between Sempra Energy or its Affiliates, on the one hand, and any Non-JV Company Entity, on the other hand, shall be terminated as of the Closing Date.
(h)    Buyer and Seller shall, and shall cause their respective Affiliates to, provide to the other party such cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Company Entities, (ii) determining Liabilities for Taxes or a right to refund of Taxes of or with respect to the Company Entities or (iii) conducting any audit or other action with respect to Taxes of or with respect to the Company Entities.
(i)    Seller shall, prior to Closing, cause any Company Entity that is treated for federal income tax purposes as a C corporation to either (i) file an election to be treated as an entity disregarded from its owner for federal income tax purposes under Section 301.7701-3(b)(1)(ii), or (ii) in the case of Rabley Holdings, Inc., cause such Company Entity to convert into, or merge into, a limited liability company that is treated as an entity disregarded from its owner for federal income tax purposes under Treasury Regulations Section 301.7701-3(b)(1)(ii).
Section 6.8    Insurance. From and after the Closing Date (i) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Seller’s or its Affiliates insurance policies or any of their self-insured programs and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Company Entities.
Section 6.9    Support Obligations. At Buyer’s sole risk, cost and expense, Buyer shall take all steps necessary, including offering substitute guarantees, letters of credit, cash or similar support of or procured by Buyer or any of its Affiliates and related certificates and legal opinions, and Seller shall cooperate (it being understood that such cooperation shall not include any requirement to pay any consideration or offer or grant any financial accommodation) in all reasonable respects with Buyer, to ensure that, effective as of the Closing Date, Seller and its Affiliates (other than any Company Entity) shall be released from all obligations and Liabilities relating to or arising under or out of or in connection with each Support Obligation. Without limiting Buyer’s obligations under the preceding sentence, if such requirements are not satisfied as of the Closing Date, then subject to acceptance by Seller in its reasonable discretion, Buyer or its Affiliates shall, in lieu of causing such release of Seller and its Affiliates from such Support Obligations, enter into such indemnification and reimbursement agreements (including the provision of letters of credit, cash, parent guarantees or similar support) with Seller or any of its Affiliates as reasonably necessary to provide Seller and such Affiliates with an effective release or full indemnification with respect to such Support Obligations.
Section 6.10    Employee Relations and Benefits.
(a)    Except as otherwise set forth in this Section 6.10, Seller Parent and its Affiliates shall retain sponsorship of, and shall retain and indemnify and hold harmless Buyer and its Affiliates against, all Liabilities under, the Benefit Plans, whether arising before, on or after the Closing, and Buyer and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any Liability with respect to, the Benefit Plans.
(b)    Buyer shall, or shall cause its Affiliates to, offer employment to Company Employees currently employed in the positions set forth in Section 6.10(b) of the Buyer Disclosure Schedule. Such offers of employment to the Company Employees shall be made no later than twenty (20) days prior to the Closing Date and shall provide for such employment to be effective as of 12:01 a.m. on the Closing Date. Each Company Employee who receives and accepts an offer of employment from Buyer or one of its Affiliates and actually commences employment with Buyer or an Affiliate on or after the Closing Date is referred to herein as a “Continuing Employee.” Seller Parent hereby authorizes Buyer and its Affiliates to enter into discussions with the Company Employees regarding employment with Buyer or its Affiliates as contemplated by this Section 6.10(b). Buyer and its Affiliates shall comply with all applicable Laws relating to the foregoing offers of employment to, and continuation of employment of, the Company Employees on and after the Closing. Buyer shall assume liability for, and fully indemnify and hold harmless Seller Parent and its Affiliates with respect to, any Liability incurred by Seller Parent or any of its Affiliates pursuant to applicable Laws or otherwise, including without limitation, the WARN Act, in connection with any Company Employee, to the extent such liability arises from actions of Buyer or any of its Affiliates on or after the Closing or with respect to the actions described in the immediately preceding sentences (including the selection and hiring of Company Employees). Nothing herein shall be construed as a representation or guarantee by Seller Parent or any of its Affiliates that any particular Company Employee shall accept Buyer’s offer of employment or shall continue in employment with Buyer or its Affiliates following the Closing.
(c)    For a period of not less than one (1) year following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each Continuing Employee with the severance benefits set forth on Section 6.10(c) of the Seller Disclosure Schedule. For purposes of this covenant and the severance plans of Buyer and its Affiliates, such Continuing Employee shall be credited for service with Seller Parent and its Affiliates as described in Section 6.10(d) and for service with Buyer and its Affiliates following the Closing Date.
(d)    From and after the Closing, Buyer shall give each Continuing Employee full credit for all purposes, including eligibility to participate, level of benefits, vesting and benefit accrual, under any employee benefit plans, programs and arrangements (including severance and vacation/paid time off policies (and any accruals thereunder)) provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates (“Buyer Plans”) for such Continuing Employee’s service with Seller Parent or its Affiliates prior to the Closing, and with any predecessor employer, to the same extent recognized by Seller Parent or such Affiliates, except to the extent such credit would result in the duplication of benefits for the same period of service.  Notwithstanding the foregoing, to the extent permitted under applicable Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under any Buyer Plan that is a defined benefit pension plan.
(e)    Buyer shall (i) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement, evidence of insurability requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable (or was previously satisfied by) to such Continuing Employee under the terms of the comparable Benefit Plan, and (ii) give or cause to be given full credit under the Buyer Plans applicable to each Continuing Employee and his or her dependents for all out-of-pocket or other co-payments and deductibles under any Benefit Plan satisfied prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer.
(f)    Buyer shall, or shall cause its Affiliates to, have in effect as of the Closing flexible spending reimbursement accounts for medical and dependent care expenses under a cafeteria plan qualifying under Section 125 of the Code (the “Buyer’s Cafeteria Plan”) that provide benefits to Continuing Employees no less favorable than the benefits provided to Buyer’s other employees. Buyer agrees to cause the Buyer’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement accounts of the Continuing Employees from the cafeteria plan qualifying under Section 125 of the Code maintained by Seller Parent in which such employees participated immediately prior to the Closing (“Seller Parent’s Cafeteria Plan”) and to honor and continue through the end of the calendar year in which the Closing Date occurs the elections made by each Continuing Employee under the Seller Parent’s Cafeteria Plan in respect of the flexible spending accounts that are in effect immediately prior to the Closing. Buyer shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each Continuing Employee under Buyer’s Cafeteria Plan with an amount equal to the balance of such Continuing Employee’s account under Seller Parent’s Cafeteria Plan as of immediately prior to the Closing Date. As soon as practicable following the Closing Date, Seller Parent shall cause to be transferred from the Seller Parent's Cafeteria Plan to the Buyer’s Cafeteria Plan the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs by Continuing Employees over the aggregate reimbursement payouts made prior to the Closing for such year from such accounts to the Continuing Employees. If the aggregate reimbursement payouts from the flexible spending reimbursement accounts made prior to the Closing during the year in which the Closing Date occurs made to Continuing Employees exceed the aggregate accumulated contributions to such accounts prior to the Closing for such year by the Continuing Employees, Buyer shall cause such excess to be transferred to Seller Parent as soon as practicable following the Closing Date. From and after the Closing, Buyer shall assume and be solely responsible for all claims by Continuing Employees under the Seller Parent’s Cafeteria Plan whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing.
(g)    Buyer shall cause each Continuing Employee who is a participant in a Benefit Plan intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code (the “Seller 401(k) Plans”) to be allowed to participate, effective as of the date of his or her commencement of employment with Buyer or one of its Affiliates, in a tax qualified plan which includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored and maintained by Buyer or an Affiliate thereof (the “Buyer 401(k) Plan”) and such Continuing Employee shall be credited with eligibility service and vesting service for all periods of service with Seller Parent or its Affiliates to the extent so credited with such service under the applicable Seller 401(k) Plan. In addition, Buyer shall use commercially reasonable efforts to cause the Buyer 401(k) Plan to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Seller 401(k) Plan, including any participant loans.
(h)    The Parties acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 6.10 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to any Benefit Plan or any Buyer Plan or (ii) confer on any Continuing Employee or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third-party beneficiary rights).
(i)    Seller shall, upon the reasonable written request of Buyer, provide or make available to Buyer, within ten (10) Business Days following such request, true, correct and complete copies of the following documents, with respect to (i) any Benefit Plan that covers any Company Employee that is employed in a position substantially comparable to the positions set forth in Section 6.10(b) of the Buyer Disclosure Schedule, and (ii) any Benefit Plan that covers any Company Employee intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code or is a cafeteria plan qualifying under Section 125 of the Code: (A) any plans and related trust documents, and all amendments thereto, (B) the most recent IRS determination or opinion letter; and (C) the most recent summary plan descriptions (including letters, summaries of material modification or other documents updating such descriptions.
Section 6.11    Sale or Disposal of Company Interests. Buyer shall not, and shall cause its Affiliates not to, sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act, or any other applicable securities Laws.
Section 6.12    Termination of Affiliate Contracts. At or prior to the Closing, (i) Seller and its Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, shall have paid, settled, netted, cancelled, forgiven or released, including via Debt to Equity Conversion, the Intercompany Accounts between such parties, or Seller shall have caused any such Intercompany Accounts to be transferred to or from the Company Entities, such that the Company Entities, on the one hand, and Seller and its Affiliates (other than the Company Entities), on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following Closing and (ii) except as set forth in Section 6.12 of the Seller Disclosure Schedule, the Affiliate Contracts other than those listed in Section 6.14 of the Seller Disclosure Schedule shall be terminated without any further force or effect.
Section 6.13    Transfer Restrictions Under Joint Venture Agreements. Buyer, on behalf of itself, its Subsidiaries and Affiliates, and any Person in which it has or they have a direct or indirect interest, (a) consents to the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby, (b) agrees that no transfer restrictions, conditions to transfer, rights of first or last refusal, rights of first or last offer or any similar rights or conditions contained in any joint venture agreement, limited liability company agreement, or any other agreement to which either it or they or any such other Person, on the one hand, and any Company Entity, on the other hand, is a party shall be deemed to apply to, or restrict, in any way, the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby and (c) agrees that the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby shall be permitted without any Company Entity being required to undertake any actions under such joint venture agreements, limited liability agreements or other agreements.
Section 6.14    Replacement of O&M and Shared Facility and Common Facility Agreements. Buyer and Seller shall each use all commercially reasonable efforts to cause the replacement, modification or amendment of all Contracts set forth on Section 6.14 of the Seller Disclosure Schedule, in each case, on terms reasonably satisfactory to Buyer and Seller; provided that, Buyer and Seller shall use commercially reasonable efforts to cause the replacement of any such Contract by a Contract having effect beginning not earlier than the Closing Date and otherwise having substantially the same terms, which shall be deemed to be reasonably satisfactory to Buyer and Seller; and provided further, that any indemnities with respect to activities or events occurring prior to the Closing that (a) by the terms of the applicable Contract, survive the termination of such Contract and (b) are in favor of Seller and its Affiliates or are in favor of any Company Entity, shall not be terminated.
Section 6.15    Post-Closing Commercially Reasonable Efforts. From and after the Closing, Buyer shall not, and shall cause its Affiliates not to, take any actions that would restrict or prevent its or their ability to perform its or their post-Closing covenants and agreements hereunder, including any action that would make its or their “commercially reasonable efforts” materially less likely to produce the intended result for Seller. Further, as part of Buyer’s “commercially reasonable efforts,” Buyer shall, and shall cause its Affiliates to, enforce its and their rights under any agreements that would reasonably be expected to yield the intended results.
Section 6.16    Post-Closing Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyer, causing the Company Entities) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to

Buyer, causing the Company Entities to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents. Seller and Buyer agree that among the purposes and intents of this Agreement and the other Transaction Documents is the sale and transfer by Seller to Buyer, and the purchase by Buyer, of (i) the entire current solar electric generating facility and electric energy storage facility development business of Seller and its Affiliates (other than such business conducted by San Diego Gas & Electric Company and Southern California Gas Company), and (ii) all of the material assets currently comprising such facilities under development, regardless of the entity which owns or holds such assets; provided, however, that Seller and Buyer acknowledge and agree that the services to be provided by or on behalf of Seller pursuant to the Transition Services Agreement and the assets to be used by or on behalf of Seller to provide such services do not constitute any portion of the business or assets to be acquired by Buyer pursuant to the terms of this Agreement and the other Transaction Documents.
Section 6.17    PXiSE Energy Solutions, LLC License. Seller shall cause PiXSE Energy Solutions to enter into the Licensing Option Agreement in substantially the form attached hereto as Exhibit F (“Licensing Option Agreement”) with Sempra Solar Development, LLC, effective as of the Closing Date.
Section 6.18    Cooperation with Financing. In connection with any offering of equity or debt securities, bank borrowing (or syndication thereof) or any other financing by Buyer or any of its Affiliates, the proceeds of which are to be used to finance payment of all or any portion of the Purchase Price (or refinance any interim financing used for such purpose) (the “Buyer Financing”), Seller shall reasonably cooperate with and provide any information reasonably requested in writing by Buyer and its Affiliates or any of their counterparties to any such financing; provided, however, that in each case, (a) Seller’s cooperation shall be at Buyer’s written request with reasonable prior notice, and (b) all costs incurred by Seller or any of its Affiliates in connection with such cooperation shall be at Buyer’s sole cost and expense and, upon the earlier to occur of the termination of this Agreement or the Closing, Buyer shall promptly reimburse Seller for all documented out-of-pocket costs incurred by Seller and its Affiliates in connection with such cooperation.
(a)    Such cooperation shall consist of providing (x) reasonable contact between Buyer and its Affiliates and with appropriate senior management, representatives and advisors of Seller and its Affiliates, and (y) unaudited consolidated financial statements (without footnotes) for the Company Entities taken as a whole for the year ended December 31, 2017 and for each fiscal quarter that has ended at least forty (40) days prior to the Closing Date). Notwithstanding anything to the contrary contained herein, such cooperation shall not include and shall not require Seller or any of its Affiliates to (i) prepare or provide audited financial statements for Seller or any of its Affiliates, or for any of the Company Entities, (ii) obtain consents from the auditors of Seller or any of its Affiliates to include any audited financial information in any offering memorandum or other document or materials, (iii) agree to any contractual obligation relating to such financing, (iv) provide any such cooperation that would unreasonably interfere with its or their business or operations, (v) deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with such financing or (vi) take any actions that Seller reasonably believes would result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege.
(b)    All non-public or otherwise confidential information regarding Seller obtained by Buyer or its Representatives shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be disclosed to lenders in connection with such financing on a confidential, need to know basis and in accordance with the Confidentiality Agreement.
(c)    Notwithstanding anything to the contrary herein, it is understood and agreed that Seller shall be deemed to have satisfied its obligations under this Section 6.18 unless the Buyer Financing has not been obtained as a direct result of the Seller’s willful and material breach of its obligations under this section. In no event shall Seller or any of its Affiliates have any obligations under this Section 6.18 following the Closing.
(d)    Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with such financing or any cooperation or activities provided in connection therewith, provided, however, that the foregoing obligation of Buyer to indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents shall not apply to any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties to the extent they arise out of any gross negligence or willful misconduct of any of Seller or its Affiliates or their respective directors, officers, employees and agents.
(e)    Buyer acknowledges and agrees that obtaining financing of any kind is not a condition to Buyer complying with its obligations under this Agreement, including the obligation of Buyer to proceed with the Closing. For the avoidance of doubt, if such financing has not been obtained, Buyer shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth in Section 7.1 and Section 7.3, as applicable, to complete the transactions contemplated by this Agreement.
ARTICLE VII.

CONDITIONS TO CLOSING
Section 7.1    Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
(a)    No Adverse Order. There shall be no Governmental Order that is in effect, pending or threatened that restrains or prohibits, or would restrain or prohibit, the consummation of the transactions contemplated hereby.

(b)    Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(c)    FPA Matters. FERC authorization under section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect.
(d)    Consents. Each of the Consents listed in Section 7.1(d) of the Seller Disclosure Schedule shall have been obtained and be in full force and effect.
(e)    Replacement of O&M and Shared Facility and Common Facility Agreements. Seller and Buyer shall have caused the replacement, modification or amendment of all operation and maintenance agreements, shared facility agreements and common facility agreements as set forth on Section 6.14 of the Seller Disclosure Schedule as provided in Section 6.14.

Section 7.2    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:
(a)    Accuracy of Buyer’s Representations and Warranties.
(i)    The representations and warranties of Buyer contained in this Agreement other than the Fundamental Representations of Buyer, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.
(ii)    The Fundamental Representations of Buyer contained in this Agreement shall be true and correct in all material respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)    Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing, other than with respect to the covenants contained in Section 6.9 and Section 6.14, which Buyer shall have performed and complied with in all respects.

(c)    Preliminary Purchase Price. Buyer shall have delivered the Preliminary Purchase Price to Seller pursuant to Section 2.2.
(d)    Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.
Section 7.3    Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a)    Accuracy of Seller’s Representations and Warranties.
(i)    The representations and warranties of Seller contained in this Agreement other than the Fundamental Representations of Seller, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect (other than with respect to Section 3.6(b) and Section 3.8(iv)), shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities, taken as a whole; provided, that the representations and warranties set forth in Section 3.6(b) and Section 3.8(iv) shall be true and correct in all respects.
(ii)    The Fundamental Representations of Seller contained in this Agreement shall be true and correct in all material respects in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)    Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.
(c)    Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.
ARTICLE VIII.

SURVIVAL, INDEMNIFICATION AND REMEDIES

Section 8.1    Survival. Each and every representation and warranty of Seller and Buyer contained in this Agreement and in any certificate delivered pursuant to this Agreement, other than the representations and warranties set forth in Section 3.1 (Organization), Section 3.3 (Capitalization), Section 3.4 (Ownership), Section 3.18 (Brokers’ Fees), Section 3.22(a) (JV Project Companies), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.4 (Brokers’ Fees), Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.6 (Investment), Section 5.8 (Brokers’ Fees) and Section 5.9 (Information) (collectively the “Fundamental Representations”), the representations and warranties set forth in Section 3.9 (Tax Matters) (the “Tax Representations”) and the representations and warranties set forth in Section 3.11 (Environmental Matters) (the “Environmental Representations”), shall survive for a period of twelve (12) months following the Closing. Each of the Fundamental Representations shall survive for a period of forty-eight (48) months following the Closing, the Environmental Representations shall survive for a period of thirty-six (36) months following the Closing and the Tax Representations shall survive for sixty (60) days after the expiration of the applicable statute of limitations. Subject to the proviso at the end of this Section 8.1, none of Seller, any Company Entity or Buyer shall have any Liability whatsoever with respect to any such representations or warranties from and after the time such representation or warranty ceases to survive hereunder. Each and every covenant contained in this Agreement (other than the covenants which by their terms are to be performed by the Parties following the Closing (collectively, the “Surviving Covenants”)) shall expire with the consummation of the sale of the Company Interests and shall not survive the Closing; and none of Seller, Buyer or any of their respective Affiliates shall have any Liability whatsoever with respect to any such covenant thereafter. The Surviving Covenants shall survive the Closing Date until fully performed, and none of Seller, Buyer or any of their respective Affiliates shall have any Liability whatsoever with respect to any such Surviving Covenant thereafter; provided, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 8.1 shall continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in accordance with Section 8.3 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Section 8.3.
Section 8.2    Indemnification.
(a)    Subject to the other provisions of this Article VIII, from and after the Closing, Seller shall indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by Seller, (ii) any breach, nonfulfillment of or failure to perform any Surviving Covenant on the part of Seller contained in this Agreement and (iii) any Tax Equity ITC Indemnity Claim. For the avoidance of doubt, Seller shall have no liability or indemnification obligation whatsoever in connection with any Damages resulting from a PG&E Condition or Bankruptcy Event or a California Property Tax Assessment Event.
(b)    Subject to the other provisions of this Article VIII, from and after the Closing, Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Damages suffered, incurred or sustained by any of them resulting from, arising out of or relating to (i) any breach of any representations and warranties made by

Buyer, (ii) any breach, nonfulfillment of or failure to perform any Surviving Covenant on the part of Buyer contained in this Agreement, or (iii) any Liability with respect to any Company Entity, whether arising prior to, on, or after the Closing Date, other than any liabilities resulting from Seller’s indemnification obligations of the Buyer Indemnified Parties hereunder.
(c)    Seller shall not be liable for, and no amounts of indemnity shall be payable in the case of, any claim by a Buyer Indemnified Party for breaches by Seller of representations and warranties, other than the Fundamental Representations or Tax Representations, unless and until the Buyer Indemnified Parties have suffered, incurred or sustained otherwise indemnifiable Damages hereunder (after giving effect to any Indemnity Reduction Amounts) in excess of an amount equal to one and one quarter percent (1.25%) of the Purchase Price in the aggregate (the “Deductible”), in which event the Buyer Indemnified Parties shall be entitled to claim indemnity for Damages only to the extent such Damages exceed the Deductible.
(d)    Without limiting the generality of the foregoing, Seller shall not be liable, with respect to any individual claim hereunder that results in otherwise indemnifiable Damages, other than with respect to Damages arising from a breach of the Fundamental Representations or Tax Representations (after giving effect to any Indemnity Reduction Amounts), and such Damages shall not be counted toward satisfaction of the Deductible, unless such Damages exceed an amount equal to five hundred thousand dollars ($500,000).
(e)    Seller’s Liability for indemnification of Damages under this Agreement resulting from, arising out of, or relating to any breach or failure of (i) any representation or warranty made by Seller (excluding any Fundamental Representation and the Tax Representations) shall be limited to, in the aggregate, an amount equal to seven and one half percent (7.5%) of the Purchase Price (the “Cap”) and (ii) any Fundamental Representation, Tax Representation or Surviving Covenant shall be limited to, in the aggregate, an amount equal to the Purchase Price. Seller’s Liability for indemnification of Damages under this Agreement resulting from, arising out of, or relating to any Tax Equity ITC Indemnity Claim shall be limited as set forth on Section 8.2(e) of the Seller Disclosure Schedule.
(f)    The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Damages for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of any Indemnified Party or its Affiliates from third parties and any Tax benefit to the Indemnified Party or its Affiliates arising in connection with the payment of any such Damages (such amounts and benefits are collectively referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party or its Affiliates receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each of Seller and Buyer, as appropriate, shall, or shall cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Damages for which indemnification is provided under this Agreement and take all commercially reasonable actions to mitigate damages. Tax benefits under this Section 8.2(f) shall mean any reduction in actual cash Taxes payable by Buyer or its Affiliates (including the Company Entities after the Closing) attributable to any tax deduction or loss claimed by Buyer or its Affiliates with respect to the event or circumstances giving rise to the Damages for which the indemnification was made, determined on a with or without basis.
(g)    For the avoidance of doubt, the indemnification obligations of the Parties hereunder shall include the obligation to pay Damages relating to breaches which do not arise out of, or involve, any Third-Party Claims.
Section 8.3    Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.2 shall be asserted and resolved as follows:
(a)    In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Party or any of its Affiliates (a “Third Party Claim”), then such Indemnified Party shall deliver a Claim Notice promptly to the Indemnifying Party in accordance with paragraph (b) below. In case any such action is brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate in and to assume and control the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof; provided, that the Indemnified Party may participate in such defense at the Indemnified Party’s expense. If the Indemnifying Party does not elect to assume the defense of a Third Party Claim, it shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Parties with respect to such Third Party Claim, unless the Indemnified Parties shall have been advised by counsel that representation of any such Indemnified Parties by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, in which case such Indemnified Parties shall have the right to select separate counsel the fees and expenses of which shall be paid by the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim of which it has assumed the defense hereunder without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and

(ii) the settlement is for money damages only. No Indemnifying Party shall be subject to any Liability for any settlement of a Third Party Claim made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    In the event of any claim or demand, including Third Party Claims, in respect of which an Indemnified Party might seek indemnity hereunder, the Indemnified Party shall deliver an Indemnity Notice promptly to the Indemnifying Party, provided, that the failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party has been prejudiced thereby, and then only to the extent of such prejudice. The Indemnifying Party shall notify the Indemnified Party within the thirty (30)-day period after its receipt of such Indemnity Notice (the “Dispute Period”) as to whether the Indemnifying Party disputes its Liability to the Indemnified Party hereunder.
(c)    The Parties shall cooperate with one another with respect to resolving any claim or Liability with respect to which one Party is obligated to provide indemnification hereunder.
(d)    Notwithstanding anything contained in this Agreement, any amounts payable pursuant to the indemnification obligations under this Agreement shall be paid without duplication, including with respect to duplication of any Liability that is included in the Final Adjustment Certificate or with respect to the amount of any Liability for which there is an accrual on the Interim Balance Sheets.
Section 8.4    Limitations on Remedies.
(a)    EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, THE COMPANY INTERESTS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE COMPANY ENTITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY ENTITIES OR AS TO ANY OTHER MATTER, AND SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY ENTITIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS OF THE COMPANY ENTITIES, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY

KIND REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR THE SUITABILITY OF ANY PROJECT OWNED BY ANY COMPANY ENTITY FOR OPERATION OR AS A SITE FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY FOR ANY PURPOSE OR ANY OTHER MATTER, AND NO MATERIAL OR INFORMATION OR STATEMENTS PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR BY ANY REPRESENTATIVE, EMPLOYEE, MANAGER, AGENT, ATTORNEY, ADVISOR, CONSULTANT, ACCOUNTANT, BROKER OR INVESTMENT BANKER, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), ANY PROJECTIONS OR FORECASTS, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE ELECTRONIC DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE EQUITYHOLDERS OR REPRESENTATIVES, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, OR OTHERWISE MAY BE RELIED UPON, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE COMPANY INTERESTS AND THE ASSETS OF THE COMPANY ENTITIES OR ANY OTHER MATTER, OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLES III AND IV HEREIN.
(b)    Except for the express obligations of Seller under this Agreement, for and in consideration of the Company Interests, effective as of the Closing, Buyer, on behalf of itself and its direct and indirect equityholders, Subsidiaries, Affiliates and direct and indirect parent companies, and the Representatives and direct and indirect equityholders of any of the following and each of their respective successors and assigns (each a “Releasor”), hereby absolutely and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller and its past, present and future equityholders, Subsidiaries, Affiliates, and each of the present and former Representatives, equityholders and control persons of any of the foregoing, and each of the respective heirs, executors, administrators, successors and assigns of any of the foregoing (each, a “Releasee”) of, from and against any and all Actions, causes of action, claims, demands, Damages, judgments, Liabilities, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, both in Law and in equity, in each case to the extent arising out of or resulting from Seller’s or such Releasees ownership or operation of the Company Entities or the assets, business, operations, conduct, services, products or employees (including former employees) of any of the Company Entities (or its predecessors), whether related to any period of time before or after the Closing, including any Liabilities under Environmental Law. Each Releasor agrees not to, and agrees to cause its respective equityholders, Subsidiaries, Affiliates, Representatives direct and indirect parent companies and each of their respective successors and assigns, not to, assert any claim against the Releasees; provided, however, that notwithstanding the foregoing, no Releasor releases its rights and interests under this Agreement.
(c)    None of the Seller Indemnified Parties and none of the Buyer Indemnified Parties shall be entitled to any recovery under this Agreement or any other Transaction Document following Closing for any of its or its Affiliates’ special, exemplary, punitive, consequential, incidental or indirect damages, lost profits (including any damages on account of lost opportunities or lost or delayed power generation) or losses based on diminution of value or calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology); provided, that the foregoing shall not apply to third-party claims for which any Party is obligated to indemnify another Party hereunder.
(d)    From and after the Closing, except to the extent provided under this Article VIII, all rights or remedies that Buyer may have against any Seller Indemnified Party (i) with respect to adverse matters, including contingent liabilities, defects (legal or otherwise) and adverse physical or environmental conditions, that may not have been revealed by Buyer’s investigations of the Real Property in connection with the transactions contemplated by this Agreement and (ii) at or under Environmental Laws or with respect to any liabilities under Environmental Laws or any other environmental matters relating to the Company Entities are waived. From and after the Closing, except as provided in this Agreement, Buyer does hereby agree, warrant and covenant to (and shall cause the Company Entities to) release, acquit, forever discharge and hold harmless the Seller Indemnified Parties from any and all Damages, including all claims, demands and causes of action for contribution and indemnity under statute or common law, that Buyer may have asserted or alleged or are or could be asserted or alleged now or in the future against any Seller Indemnified Party in regard to the Real Property by reason of or arising out of the physical or environmental condition thereof, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters relating to the foregoing or that relate to or in any way arise pursuant to Environmental Laws or out of liabilities under Environmental Laws or any other environmental matters of the Company Entities.
(e)    Effective as of the Closing, Seller, for itself and on behalf of its Affiliates and its and their respective Representatives, successors and assigns, hereby forever releases, acquits and discharges, to the fullest extent permitted by applicable Law, the Company Entities and their past or present Representatives, from and against any and all Liabilities which Seller and any such Affiliate, Representative, successor or assign ever had, now has or may have, known or unknown, by reason of any fact, event, occurrence, matter, cause or thing whatsoever arising on or prior to the Closing Date. Effective as of the Closing, Seller, for itself and on behalf of its and their Affiliates and their respective Representatives, successors and assigns agrees not to assert any claim, and to cause each of its Affiliates and its and their respective Representatives, successors and assigns not to assert any claim, against any Company Entity or any of its past or present Representatives in respect thereof.  For the avoidance of doubt, Seller does not release its rights and interests under the terms and conditions of this Agreement.
Section 8.5    Exclusive Remedies. From and after Closing, except in the case of actual, intentional fraud (provided, that, for the avoidance of doubt, this exception shall not be deemed to expand the representations and warranties expressly set forth herein), the remedies set forth in Section 2.4 and this Article VIII shall be the sole and exclusive remedy with respect to any and all claims relating, directly or indirectly, to the subject matter of this Agreement. Without limiting the generality of the foregoing and subject to Section 10.12, this Article VIII and Article IX, Buyer and Seller hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of their respective Affiliates may have against the other Party or any of its Affiliates with respect to the subject matter of this Agreement, whether arising under or based upon any Law.
Section 8.6    Tax Characterization. The Parties agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
ARTICLE IX.

TERMINATION
Section 9.1    Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;
(b)    by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by the date that is one hundred eighty (180) days after the date of this Agreement (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, however that if the only conditions that have not been satisfied or waived as of the Termination Date are the obtaining of any Consents from any Governmental Authority (including, solely for the purposes of this Section 9.1(b), Consents from the U.S. Department of Energy) required under Section 6.4, the Termination Date shall be automatically extended for an additional sixty (60) days; provided further that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time;
(c)    by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its covenants, agreements or other obligations hereunder in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VII not to be satisfied and, except in the case of a breach of Buyer’s obligation to effect the Closing and pay the Purchase Price in accordance with the terms of Article II, such breach either is not capable of being cured or has not been cured within the earlier of thirty (30) days after written notification thereof and the Termination Date by the Party seeking termination hereunder;
(d)    by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this subsection (d) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time; or

(e)    by Seller if (i) all the conditions set forth in Section 7.1 and Section 7.3 and have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) and (ii) the Buyer does not consummate the transactions contemplated hereby within three (3) Business Days of the day the Closing is required to occur pursuant to Section 2.5.
Section 9.2    Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyer and Seller under, Section 6.2(b), Section 6.5 this Article IX and Article X of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination.
ARTICLE X.

MISCELLANEOUS
Section 10.1    Parties in Interest. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) Seller’s Counsel with respect to Section 10.13, (b) the Buyer Indemnified Parties and (c) the Seller Indemnified Parties, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.
Section 10.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.
Section 10.3    Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by email (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Seller:	Sempra Energy 488 8th Avenue San Diego, California 92101 Attn.: General Counsel Email: MWyrsch@sempra.com

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn.: Edward Sonnenschein; Michael Sullivan Email: ted.sonnenschein@lw.com; michael.sullivan@lw.com

If to Buyer:	CED Southwest Holdings, Inc. c/o Consolidated Edison Development, Inc. 100 Summit Lake Drive Suite 210 Valhalla, New York 10595 Attn: President and Chief Executive Officer Email: noyesm@conedceb.com

with a copy to:	CED Southwest Holdings, Inc c/o Consolidated Edison Development, Inc. 100 Summit Lake Drive Suite 210 Valhalla, New York 10595 Attn: General Counsel Email: mapellip@conedceb.com

and:	Troutman Sanders LLP 875 Third Avenue New York, NY 10022 Attn: Craig Kline Robert Schmicker Email: craig.kline@troutman.com robert.schmicker@troutman.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 10.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.5    Exhibits and Schedules.
(a)    All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.
(b)    Seller shall have the right (but not the obligation) to deliver to Buyer, at any time prior to the Closing Date, a supplement to the Seller Disclosure Schedule (the “Closing Date Schedule Supplement”) to disclose any matter that, if existing at or arising prior to the date hereof, would have been required to be set forth in the Seller Disclosure Schedule for the representations and warranties of Seller set forth herein to be true and correct as of the date hereof; provided, however, that any such supplement shall be of no force or effect with respect to Section 7.3(a) and Section 7.3(b). Seller shall not be liable to Buyer, and Buyer shall not be entitled to claim that any representation or warranty of Seller contained in this Agreement has been breached, on account of any fact, matter or circumstance of which Buyer becomes aware between the date hereof and the Closing Date through a Closing Date Schedule Supplement or written notice delivered to Buyer in accordance with Section 10.3, but only if such fact, matter or circumstance would have relieved Buyer from its obligation to consummate the transactions contemplated hereby at the Closing Date and Buyer nevertheless elected to consummate the transactions contemplated hereby upon Closing.
Section 10.6    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.
Section 10.7    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.8    Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 10.9    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.
Section 10.10    Expenses.
(a)    Buyer and Seller shall share equally in the obligation to pay (i) any and all costs of any audit of any Company Entity as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with any Governmental Authority or otherwise required in order to cause any of the conditions specified in Article VII to be fully satisfied. and (ii) any and filing fees and expenses with respect to any filings required under the HSR Act in connection with this Agreement and the transactions contemplated hereby.
(b)    Subject to Section 6.4(c) of the Seller Disclosure Schedule with respect to the obligations to use commercially reasonable efforts set forth in Section 6.3 and Section 6.4, any fees, costs or expenses paid or payable to third parties (excluding any Affiliate or Subsidiary of a Party) incurred in connection with obtaining any Consent required in connection with the consummation of the transactions contemplated hereby except for fees and disbursements of Representatives employed by the respective Parties shall be shared equally between Buyer and Seller.
(c)    Unless otherwise provided herein, including as provided in Section 2.2, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.
Section 10.11    No Recourse Against Non-Recourse Persons. Other than pursuant to and to the extent provided in the Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, equityholder or Affiliate of such Contracting Party or any past, present or future Representative, incorporator, equityholder or Affiliate of any of the foregoing (the “Non-Recourse Persons”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Recourse Persons. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, other than pursuant to and to the extent provided in the Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Recourse Persons, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Persons with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. For the avoidance of doubt, in no event shall any entity providing or agreeing to provide any debt financing to Buyer or any of its Affiliates, the proceeds of which are used for the payment of all or a portion of the Purchase Price, nor any of their respective Affiliates or their and their respective Affiliates' former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns, in such capacity have any liability to the Seller, any former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of the Seller, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing other than Buyer and its Affiliates (each, a "Related Party"), relating to or arising out of this Agreement, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller nor any Related Party will have any rights or claims against any of such entity or Person hereunder.
Section 10.12    Specific Performance. Notwithstanding anything in this Agreement to the contrary, (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 10.13    Legal Representation.
(a)    It is acknowledged by each of the Parties that the Company Entities and Seller have retained Latham & Watkins LLP and the legal departments of Seller and its Affiliates (collectively, “Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of any of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or the Company Entities, on the one hand, and Seller and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Entities, and even though Seller’s Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.
(b)    Seller and its Affiliates and Buyer and its Affiliates (including the Company Entities following the Closing with respect to Buyer), acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company Entities or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement, (i) as to all communications among Seller’s Counsel, the Company Entities, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Entities), and may be controlled by Seller or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Seller’s Counsel and the Company Entities or otherwise.
(c)    If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller.

Section 10.14    Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York.
Section 10.15    Binding Arbitration.
(a)    Except with respect to actions with respect to remedies described in Section 10.12, which may be brought and decided in a court of competent jurisdiction and as provided in Section 10.15(f), each of the Parties irrevocably agrees that all Disputes shall be finally settled by binding arbitration, pursuant to comprehensive arbitration rules of JAMS, by (subject to the first clause of Section 10.15(b)) three (3) arbitrators who are to be appointed in accordance with the said rules and who, to the extent possible, shall have experience and expertise in the subject matter involved in the Dispute.
(b)    Unless the Parties can agree in writing on a single arbitrator within fifteen (15) days after the delivery of notice referred to in Section 10.15(a), then, within fifteen (15) days thereafter, Seller, on the one hand (which shall be entitled to specify one arbitrator), and Buyer, on the other hand (which shall be entitled to specify one arbitrator), shall each notify the other in writing of the name of the independent arbitrator chosen by them to participate as a member of a three-member panel of arbitrators. If either Party fails to give the other timely notice of such appointment, then the Party who timely gave such notice shall be entitled to require that its arbitrator act as the sole arbitrator hereunder. If an arbitrator is timely appointed by each of the Parties, the two named arbitrators shall select the third member of the arbitration panel within fifteen (15) days after they have both been appointed, and they shall promptly notify the Parties thereof. If the two initially appointed arbitrators cannot timely agree on a third arbitrator, then any Party may request that JAMS select the third arbitrator. Each arbitrator shall be neutral. The arbitrators, to the extent possible, shall have experience and expertise in the subject matter involved in the Dispute and in the solar and wind power industry.
(c)    The arbitration hearing shall be held at a site in San Diego, California. The arbitration proceedings shall be held in the English language.
(d)    The arbitration hearing shall be concluded within one hundred twenty (120) days after the hearing is commenced unless otherwise ordered by a majority of the arbitrators on compelling grounds, and the award thereon or decision with respect thereto shall be made within thirty (30) days after the close of the submission of evidence; provided, that failure by the arbitrators to conclude the arbitration hearing or make such award or decision within the foregoing deadlines shall not invalidate such arbitration hearing, award or decision. Arbitration demanded hereunder by any Party shall be final and binding on the Parties and may not be vacated except for the reasons set forth in applicable Law. The decision, arbitration order and relief agreed upon in writing by any two or more of the arbitrators (in the case of a three-member panel) shall be deemed the decision of the panel for all purposes hereof. If two or more members of the arbitration panel cannot agree, then the decision of the arbitrator not appointed by any Party shall control. The references herein to the arbitration panel shall also be deemed to refer to a single arbitrator where a panel is not being used hereunder, and all references to decisions, orders, awards and relief granted by the panel of arbitrators shall mean the decision, order, award or relief agreed upon in writing by the required number of members of the panel, as indicated.
(e)    The Parties agree that the arbitration panel may render and the Parties shall abide by any interim ruling that the arbitration panel deems necessary or prudent regarding discovery, summary proceedings, or other pre-arbitration matters.
(f)    The Parties hereby submit to the in personam jurisdiction of the California state courts located in San Diego and the federal courts located in the Southern District of California, and agree that any such court may enter all such orders in support of the procedures set forth in this Section 10.15, and such courts shall have exclusive jurisdiction with respect to any order in support of such procedures. For any action with respect to Section 10.12, the Parties hereby submit to the in personam jurisdiction of (i) the California state courts located in San Diego and the federal courts located in the Southern District of California and (ii) the New York state courts located in the Borough of Manhattan (New York County) and the federal courts located in the Southern District of New York, and such courts shall have exclusive jurisdiction with respect to any remedy sought pursuant to Section 10.12. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Any court of law shall enforce the decision of the panel of arbitrators (or single arbitrator, as applicable) in its entirety and only in its entirety, including pursuant to Section 10.12.
(g)    Each Party shall bear its own costs, expenses and attorneys’ fees associated with the Dispute resolution process, and the arbitrators shall not have authority to allocate the costs or expenses of the arbitration. The arbitrators shall not have the authority to award punitive damages against any Party.
(h)    Third parties dealing with any Party shall be entitled to fully rely on any written arbitration order or decision with regard to the matters addressed therein, whether or not such arbitration order or decision has been confirmed or adopted by a court, or incorporated in any order of any court.
Section 10.16    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
*     *     *     *     *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

SEMPRA SOLAR PORTFOLIO HOLDINGS, LLC

By:
Name:
Title:

BUYER:

CED SOUTHWEST HOLDINGS, INC.

By:
Name:
Title:

Schedule A
JV Project Companies
(To be attached.)

Schedule B
Non-JV Project Companies
(To be attached.)

Schedule C

Accounting Principles
(To be attached.)

Schedule D

Applicable Percentages
(To be attached.)

Exhibit A
Form of Buyer Parent Guaranty
(To be attached.)

Exhibit B
Form of Seller Parent Guaranty
(To be attached.)

Exhibit C
Form of Assignment and Assumption Agreement
(To be attached.)

Exhibit D
Form of FIRPTA Certificate
(To be attached.)

Exhibit E
Form of Transition Services Agreement
(To be attached.)

Exhibit F
Capital Expenditures Budget
(To be attached.)

Exhibit G
Licensing Option Agreement
(To be attached.)